Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT
by and between
UNITED INSURANCE HOLDINGS CORP.
and
INTERBORO LLC
Dated as of September 26, 2015

i

EXHIBITS

Exhibit A    Form of General Release and Discharge
Exhibit B    Form of Seller Note
Exhibit C    Form of Novation and Assumption Agreement - Automobile Business
Exhibit D    Form of Novation and Assumption Agreement - Homeowners Business

ARTICLE I

DEFINITIONS
Section 1.Definitions.

(a)As used in this Agreement, the following terms shall have the following meanings:

“Action” means any legal, administrative, arbitration or other similar proceeding, claim, action or governmental or regulatory investigation of any nature.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Stock Purchase Agreement, together with the Exhibits attached hereto and the Seller Disclosure Schedule.
“AutoOne” means AutoOne Insurance Company, an insurance company domiciled in the State of New York and wholly owned subsidiary of Seller, and any successor thereto.
“Business Day” means any day other than a day on which commercial banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.
“Business Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Business Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any material decline in the any U.S. market index or any change in prevailing U.S. interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, except as contemplated by Section 3.2 and Section 5.3; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Business Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller and the Company compared to other participants in the industries in which Seller and the Company conduct their businesses. For the avoidance of doubt, but without in any way or manner whatsoever limiting the foregoing definition of Business Material Adverse Effect, any natural disaster or catastrophic event that results in, or could reasonably be expected to result in, gross losses of $115 million or more for the Company shall be deemed to have a Business Material Adverse Effect.
“Closing” means the closing of the sale and purchase of the Shares as contemplated by this Agreement.
“Closing Date Payment” means the Purchase Price, minus the principal amount of the Seller Note.
“COBRA” means Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Laws.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company.
“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, other than licenses for commercial off-the-shelf software.
“Company IP Registrations” means Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Company Plan” means a Plan that (i) the Company, or any ERISA Affiliate, sponsors, maintains, contributes to or has any obligation to contribute to, that provides benefits for the Retained Employee and Business Employees, and, in the case of a Company Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time since January 1, 2010 or (ii) with respect to which the Company has any Liability.
“Contracts” means all agreements, contracts, commitments and undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages or arrangements that are legally binding.
“Domiciliary Regulator” means the New York State Department of Financial Services.
“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, equitable interest, option, easement, encroachment, right of way, right of first refusal or other encumbrances.
“Environmental Laws” means any applicable Law which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called “Superlien” law, and any other similar federal, state or local law.
“Environmental Permits” means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person required at any particular time to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Fronted Automobile Business” means any automobile or other vehicle insurance policy written by the Company and entered into with a customer and, as of the Closing Date, is either in effect or under which any claim is pending or might still be asserted or filed.
“Fronted Homeowners Business” means any homeowners insurance policy written by Maidstone and entered into with a customer and, as of the Closing Date, is either in effect or under which any claim is pending or might still be asserted or filed.
“GAAP” means United States generally accepted accounting principles.
“General Release and Discharge” means a general release and discharge, substantially in the form attached hereto as Exhibit A.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Material” means any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any

Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.
“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.
“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Purchaser and Seller hereunder.
“Insurance Contract” means any insurance policy written by the Company with respect to the Business and entered into with a customer.
“Intellectual Property” means any and all United States and foreign rights in: (a) patents (including design patents, industrial designs and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), and patent disclosures awaiting filing determination; (b) registered trademarks, service marks, trade names, Internet domain names, trade dress, logos, business and product names and slogans and any goodwill associated therewith; (c) registered copyrights; and (d) the following to the extent not registered Intellectual Property: (i) unregistered trademarks, service marks, trade names, trade dress, logos, business and product names and slogans and other similar designations of source or origin, any common law rights therein, and any goodwill associated therewith; (ii) unregistered copyrights and any common law rights therein; (iii) inventions, processes, methods, algorithms, models, discoveries, techniques, designs, formulae, trade secrets and know-how and any confidential information related thereto; (iv) computer software (including source code, object code, executables and utilities); (v) datasets, databases and related documentation; and (vi) all similar intellectual property rights and tangible embodiments of any of the foregoing (in any media, including electronic media, now known or later developed).
“IRS” means the United States Internal Revenue Service.
“knowledge” with respect to Seller means the actual knowledge, after reasonable investigation, of Mr. David Nichols and Ms. Chantal Lecorps, and with respect to Purchaser means the actual knowledge, after reasonable investigation, of Mr. John Forney or Mr. Brad Martz.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, injunction, decree, other requirement or rule of law of any Governmental Authority.
“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Company uses or holds any material Leased Real Property.
“Leased Real Property” means the real property leased by the Company, as tenant, and used to operate the Business, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing listed on Section 3.14(a) of the Seller Disclosure Schedule.
“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether asserted or unasserted, known or unknown, secured or unsecured, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means any and all actual losses, damages, fines, fees, penalties, deficiencies, Liabilities, claims, demands, judgments, settlements, interest, awards and costs and expenses (including reasonable attorneys’ fees and disbursements and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers).
“Maidstone” means Maidstone Insurance Company, an insurance company domiciled in the State of New York and wholly owned subsidiary of Seller, and any successor thereto.
“Minimum Net Book Value” means $40,700,000.
“Net Book Value” means the excess of total assets over total liabilities as shown on the Closing Date Balance Sheet, prepared in accordance with GAAP applied on a basis consistent with the classifications, judgments and valuation and estimation methodologies used in the preparation of the GAAP Financial Statements; provided, however, that for purposes of calculating the Net Book Value, (i) any deferred tax assets relating to the Pension Plan reflected on the Closing Date Balance Sheet shall be excluded from the calculation of Net Book Value, (ii) the deferred acquisition costs and deferred tax assets that would be transferred by effect of the Fronted Automobile Business Novation Agreement shall be excluded from the calculation of Net Book Value, (iii) the deferred acquisition costs and deferred tax assets that would be transferred by effect of the Fronted Homeowners Business Novation Agreement shall be included in the calculation of Net Book Value, (iv) the intercompany accounts reference in Section 5.20 shall be excluded from the calculation of Net Book Value, and (v) the security deposit with respect to the Lease for the real property located at 155 Mineola Boulevard, Mineola, NY shall be excluded from the calculation of Net Book Value. The Parties shall calculate the Net Book Value consistent with the example calculation attached as Schedule 1.1.
“OneBeacon Promissory Note” means that certain Unsecured Senior Promissory Note, dated as of February 22, 2012, issued by Seller to OneBeacon Insurance Company.
“Pension Plan” means the Interboro Insurance Company Pension Plan, Plan No. 001, effective as of January 1, 1955, as thereafter amended.
“Pension Plan Liabilities” means any and all Liabilities arising out of the Pension Plan.
“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority.
“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges not yet due and payable or which are being contested in good faith and are set forth in Section 1.1 of the Seller Disclosure Schedule; (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Encumbrances; and (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects and that do not materially impair the value or use of the underlying property in the ordinary course.
“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.
“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, retention, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Post-Closing Adjustment” means a Seller Post-Closing Adjustment or Purchaser Post-Closing Adjustment, as the case may be.
“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or the Transaction Documents or Purchaser’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents without material delay.
“Restricted Business” means the homeowners insurance business.
“Restricted Jurisdictions” means each of Maine, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Delaware, Maryland, the District of Columbia, Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana and Texas.
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Reinsurance Contracts” means all Contracts, treaties, facultative certificates, policies or other arrangements, to which the Company is a party or by which the Company is bound or subject, providing for ceding or assumption of reinsurance, excess insurance or retrocession, including, without limitation, all reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, facultative certificate, policy or other arrangement may have been amended, modified or supplemented irrespective of how such arrangement is accounted for.
“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person.
“SAP” means statutory accounting principles prescribed or permitted for insurance companies by the New York State Department of Financial Services applied on a consistent basis throughout the periods involved, except where such accounting practices have been amended, supplemented or otherwise prescribed by such Department.
“Seller Material Adverse Effect” means a material adverse effect on (i) the enforceability of Seller’s obligations under this Agreement or the Transaction Documents or (ii) Seller’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents.
“Seller Note” means that certain promissory note in the principal amount of $8,550,000, substantially in the form attached hereto as Exhibit B, made by Purchaser and payable to the order of Seller.
“Sublease” means that certain sublease for office space located at 155 Mineola Boulevard, Mineola, NY, with Purchaser as sublessee and a Subsidiary of Seller as sublessor, for a term of one-year with an option to extend such term for an additional one-year period.
“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly more than 50% of the equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner; or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means the Seller Note, the General Release and Discharge, the Fronted Automobile Business Novation Agreement, the Fronted Homeowners Business Novation Agreement and the Sublease.

Section 1.2     Other Defined Terms and Rules of Construction.

(a)Other terms defined are in the other parts of this Agreement indicated below:

"Acquisition Proposal"	5.9(a)
"Annual Statements"	3.6(b)
"Balance Sheet"	3.6(a)
"Balance Sheet Date"	3.6(a)
"Business"	Recitals
"Business Employees"	5.6(a)
"Closing Date"	2.3
"Closing Balance Sheet Date"	2.8(b)(ii)
"Company"	Recitals
"Confidentiality Agreement"	5.2
"D&O Tail Policy"	5.8(b)
"Deductible"	7.4(a)
"De Minimis Claim"	7.4(a)
"Direct Claim"	7.5(c)
"Draft Closing Date Balance Sheet"	2.8(b)(i)
"Excluded Contracts"	5.17
"Employment Agreement"	6.2(e)
"Estimated Closing Date"	2.8(a)
"Financial Statements"	3.6(a)
"Fronted Automobile Business Novation Agreement"	5.16(a)
"Fronted Homeowners Business Novation Agreement"	5.16(a)
"GAAP Financial Statements"	3.6(a)
"Hired Business Employee"	5.6(a)
"HSR Act"	5.3(a)
"Inbound Contract"	5.19
"Indemnity Amount"	7.4(a)
"Insurance Licenses"	3.19(a)
"Interim Balance Sheet"	3.6(a)
"Interim Balance Sheet Date"	3.6(a)
"Interim GAAP Financial Statements"	5.14(a)

"Interim Financial Statements"	3.6(a)
"Material Contracts"	3.12(a)
"Parties"	Preamble
"Party"	Preamble
"Post-Closing Tax Period"	8.1(c)(i)
"Pre-Closing Tax Periods"	8.1(b)
"Purchase Price"	2.2
"Purchaser"	Preamble
"Purchaser Burdensome Condition"	6.1(a)(i)
"Purchaser Indemnified Parties"	7.2(a)
"Purchaser Post-Closing Adjustment"	2.8(c)(ii)
"Purchaser Review Period"	9.2(a)
"Quarterly Statements"	3.6(b)
"Regulatory Agreement"	3.11(e)
"Retained Employee"	5.6(a)
"Review Period"	9.2
"SAP Financial Statements"	3.6(b)
"Scheduled Investments"	3.21(a)
"Seller"	Preamble
"Seller Burdensome Condition"	6.1(a)(ii)
"Seller Disclosure Schedule"	Article III
"Seller Indemnified Parties"	7.3
"Seller Post-Closing Adjustment"	2.8(c)(i)
"Seller Review Period"	9.2(b)
"Shares"	Recitals
"Significant Agents"	3.15(a)
"Straddle Periods"	8.1(b)
"Tax Proceeding"	8.2(d)
"Third Party Claim"	7.5(a)
"Treasury Regulations"	2.5(d)

(b)For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii)references to a Person are also to its permitted successors and assigns; and

(ix)the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(c)This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that neither Party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one Party than to any other.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase and accept from Seller, the Shares free and clear of all Encumbrances as contemplated in this Article II.

Section 2.2    Purchase Price. The purchase price (the “Purchase Price”) to be paid to Seller for the Shares at the Closing shall be $57,000,000, subject to adjustment as provided in Section 2.8. The Purchase Price shall be paid by Purchaser as follows:

(a)first, Purchaser shall issue to Seller the Seller Note; and

(b)second, Purchaser shall pay to Seller the Closing Date Payment.

Section 2.3    Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Squire Patton Boggs (US) LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m. local time, on the second Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and Seller mutually agree (the “Closing Date”).

Section 2.4    Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:
(a)the Closing Date Payment by wire transfer of immediately available funds to such account as Seller may direct by written notice to Purchaser;

(b)a certificate, dated the Closing Date and duly executed by Purchaser’s Chief Executive Officer, in form and substance reasonably satisfactory to Seller, to the effect that the conditions specified in Sections 6.3(a) and (b) have been fulfilled; and

(c)each of the Transaction Documents to which Purchaser or any of its Affiliates is a party, duly executed by Purchaser or such Affiliate.

Section 2.5    Closing Deliveries by Seller. At the Closing, Seller will deliver to Purchaser:

(a)stock certificates, evidencing the Shares, in each case endorsed in blank or with an executed blank stock power attached sufficient to vest good and valid title to the Shares in Purchaser;

(b)(i) written resignations of all directors (or equivalent persons) and officers of the Company and (ii) written resignations or evidence of termination of each employee of the Company or any Person who has an employment agreement with the Company, in each case, effective as of the Closing Date and in form and substance reasonably acceptable to Purchaser;

(c)evidence that Seller, the Company has changed the authorized signatures on its respective bank accounts listed on Section 3.28 of the Seller Disclosure Schedule to the Persons designated by Purchaser;

(d)a certification in the form contained in Section 1.1445-2(b)(2)(iv) of the United States Department of the Treasury Regulations (“Treasury Regulations”) to the effect that Seller is not a “foreign person”;

(e)customary pay-off letters, with respect to all of Seller’s outstanding indebtedness under the OneBeacon Promissory Note, including the principal amount and accrued unpaid interest, as of the Closing Date, duly executed and indicating the amount required for the payment and satisfaction in full of all such indebtedness, together with evidence reasonably satisfactory to Purchaser of the contemporaneous release of all Encumbrances related thereto, if any, or, if paid in full prior to the Closing, evidence satisfactory to Purchaser of Seller’s payment in full of all such indebtedness and the release of all Encumbrances related thereto, if any;

(f)a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of Seller, in form and substance reasonably satisfactory to Purchaser, to the effect that the conditions specified in Sections 6.2(a) and (b) have been fulfilled;

(g)each of the Transaction Documents to which Seller or any of its Affiliates is a party, duly executed by Seller or such Affiliate; and

(h)such other documents, instruments or certificates as Purchaser may reasonably request.

Section 2.6    Purchase Price Allocation. Unless otherwise required by Law, no Party shall take a position on any Tax Return inconsistent with the allocation of the total Purchase Price to the Company.

Section 2.7    Withholding. Except for amounts Purchaser deducts and withholds from the Purchase Price for any Taxes required by Law, the Purchase Price shall be paid to Seller as contemplated herein. All such withheld amounts shall be treated as delivered to Seller hereunder, provided, that Purchaser has notified Seller of any such withholding prior to Closing. Purchaser and Seller shall provide each other any statements, forms or other documents to reduce or eliminate such deduction or withholding. Purchaser shall provide reasonable evidence of the payment of any amounts withheld to the relevant Tax Authority.

Section 2.8    Purchase Price Adjustment.

(a)Estimated Closing Date Balance Sheet. On or before the third (3rd) Business Day prior to Closing, Seller will prepare and deliver to Purchaser, on a good faith basis, an estimated balance sheet for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement) (the “Estimated Closing Date Balance Sheet”) together with Seller’s calculation of estimated Net Book Value. Seller shall prepare (i) the Estimated Closing Date Balance Sheet (including the estimated Net Book Value) in accordance with GAAP applied on a basis consistent with the classifications, judgments and valuation and estimation methodologies used in the preparation of the GAAP Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Estimated Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent balance sheet included within the GAAP Financial Statements.
(b)Preparation of Closing Date Balance Sheet.

(i)Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller a draft balance sheet for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement) (the “Draft Closing Date Balance Sheet”) together with Purchaser’s calculation of the Net Book Value. Purchaser will prepare the Draft Closing Date Balance Sheet (including the Net Book Value ) in accordance with GAAP, applied on a basis consistent with the classifications, judgments and valuation and estimation methodologies used in the preparation of the GAAP Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent balance sheet included within the GAAP Financial Statements.
(ii)If Seller has any objections to the Draft Closing Date Balance Sheet, including the calculations of the Net Book Value, then Seller shall deliver a detailed statement describing its objections to Purchaser within thirty

(30) days after receiving the Draft Closing Date Balance Sheet. Purchaser and Seller shall use reasonable efforts to resolve any such objections themselves. If Purchaser and Seller do not obtain a final resolution within thirty (30) days after Purchaser has received such statement of objections, however, the Independent Accountant shall resolve any remaining objections. The determination of the Independent Accountant shall be set forth in writing and shall be conclusive and binding upon the parties hereto. Purchaser shall revise the Draft Closing Date Balance Sheet, and/or the Net Book Value as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.8(b)(ii). If Seller does not deliver any objection to Purchaser by the expiration of the thirty (30) days after receipt of the Draft Closing Date Balance Sheet, then the Draft Closing Date Balance Sheet shall become the Closing Date Balance Sheet (defined below) and the calculations of the Net Book Value shall be final. The “Closing Date Balance Sheet” means the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.8(b)(ii) and the calculation of the Net Book Value with any revisions thereto pursuant to this Section 2.8(b)(ii).

(iii)In the event Purchaser and Seller submit any unresolved objections to the Independent Accountant for resolution as provided in Section 2.8(b)(ii) above, the fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(iv)Purchaser will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet and the Net Book Value available to Seller and its accountants and other Representatives necessary for its evaluation at reasonable times and upon reasonable notice at any time during (A) the preparation by Purchaser of the Draft Closing Date Balance Sheet and the Net Book Value, (B) the review by Seller of the Draft Closing Date Balance Sheet and the Net Book Value, and (C) the resolution by Purchaser and Seller of any objections thereto.

(c)Post-Closing Adjustments.

(i)If the Net Book Value (calculated using the Closing Date Balance Sheet) is less than the Minimum Net Book Value, Purchaser shall be entitled to receive from Seller the amount by which such Net Book Value is less than the Minimum Net Book Value (“Seller Post-Closing Adjustment”).

(ii)If such Net Book Value is greater than the Minimum Net Book Value, Seller shall be entitled to receive from Purchaser the amount by which such Net Book Value exceeds the Minimum Net Book Value (“Purchaser Post-Closing Adjustment”).

(iii)Any Post-Closing Adjustment made pursuant to this Section 2.8(c) shall be (x) paid by wire transfer of immediately available funds to such account as the recipient Party may direct by written notice within five (5) Business Days of the date that the Closing Date Balance Sheet (together with the Net Book Value) is either accepted or otherwise finally determined pursuant to this Section 2.8 and (y) treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law. Purchaser shall have the right, but not the obligation, to offset against the Seller Note all or a portion of any Post-Closing Adjustment Payment. Notwithstanding anything to the contrary contained herein, the amount of any Post-Closing Adjustment payable hereunder shall not be subject to the limitations set forth in Section 7.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1    Organization and Qualification of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business (including the Business) as it is now being conducted.

Section 3.2    Authority; Non-Contravention; Approvals.

(a)Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents and the performance by Seller of the transactions contemplated by this Agreement and the Transaction Documents have been approved by the board of directors of Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by Seller and the performance by Seller of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Purchaser, constitutes, and upon their execution the Transaction Documents will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b)The execution and delivery by Seller of this Agreement and the Transaction Documents and the performance by it of the transactions contemplated by this Agreement and the Transaction Documents will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Seller or the Company, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) upon any property or assets of Seller or the Company pursuant to, or result in the termination of, any contract or other instrument of any kind to which Seller or the Company is now a party or by which any of their respective assets are bound or (iii) violate any Law applicable to Seller, the Company or any of their respective assets other than, in the case of clauses (ii) and (iii) above, as would not have a Business Material Adverse Effect.

(c)Except as set forth on Section 3.2(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery and performance of this Agreement and the Transaction Documents by Seller or the consummation by Seller, the Company or their respective Affiliates of the transactions contemplated by this Agreement and the Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals which, if not made or obtained, as the case may be, would not result in a Seller Material Adverse Effect.

Section 3.3    Ownership of Shares. Seller is the record and beneficial owner of the Shares and owns the Shares free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. Upon the delivery of the Shares by Seller to Purchaser in the manner contemplated under Article II, and the payment by Purchaser of the Purchase Price to Seller, Purchaser will acquire the beneficial and sole and exclusive legal title to the Shares, free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws or Encumbrances created or incurred by Purchaser or its Affiliates. All of the issued and outstanding equity interests of the Company has been duly authorized, validly issued, fully paid and non-assessable, were offered, issued and sold in compliance with all applicable Laws, were not issued in violation of and are free of any preemptive rights, rights of first refusal or similar restrictions. There are no: (a) outstanding securities convertible or exchangeable into equity interests of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, purchase or sell any equity interests; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of equity interests of the Company.

Section 3.4    Corporate Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of its state of formation or incorporation and has all necessary corporate power and authority to carry on its business as now being conducted and to own, use and lease its assets. The Company is duly qualified, licensed or admitted to do business and in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to do so would not have a Business Material Adverse Effect. The Company has no Subsidiaries. All of the issued and outstanding equity interests of the Company have been duly authorized, validly issued, fully paid and non-assessable, were offered, issued and sold in compliance with all applicable Laws, were not issued in violation of and are free of any preemptive rights, rights of first refusal or similar restrictions, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of all Encumbrances, other than Permitted Encumbrances. There are no: (a) outstanding securities convertible or exchangeable into equity interests of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, purchase or sell any equity interests; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of equity interests of the Company. Seller has made available to Purchaser complete and correct copies of the certificate of incorporation, by-laws, corporate minute books and stock ledgers of the Company as currently in effect.

Section 3.5    Taxes.

(a)(i) The Company has timely filed all Tax Returns required to be filed the Company, and have paid all Taxes that have become due, whether or not shown as due on such Tax Returns, (ii) no written notices respecting asserted or assessed deficiencies for any Tax have been received by the Company for any Tax periods that are unresolved as of the Closing Date, (iii) there is no investigation by any Tax Authority presently pending or, to the knowledge of Seller, threatened with respect to the Company, and the Company is not a party to any action or proceeding by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or, to the knowledge of Seller, threatened, and the Company is not currently pursuing an appeal of any Tax imposed against it, and (iv) the Company has made all withholdings of Taxes required to be made under all applicable United States, foreign, state and local Tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company.

(b)Seller has furnished or made available to Purchaser true and complete copies of each federal and state income Tax Return filed by the Company for the three most recent fiscal years.
(c)The Company (i) has not been a member of an affiliated group filing a consolidated Tax Return or (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise.

(d)No claim has been made in writing in the last five (5) years by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction nor, to the knowledge of Seller, is there any factual or legal basis for any such claim.

(e)The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than a waiver or extension which is no longer in effect).

(f)The Company is not party to or bound by any Tax sharing agreement or Tax indemnity agreement, other than an agreement made in the ordinary course of business, the primary subject of which is not Tax.

(g)In the past three (3) years, the Company has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)The Company has established in its respective books of account, in accordance with, and to the extent required by, GAAP and past practices, adequate reserves for the payment of any Taxes not yet due and payable.

(i)The Company has provided Purchaser with copies of all Tax opinions relating to and in the audit files of the Company that relate to a Tax period for which the statute of limitations has not expired.

(j)There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(k)The Company has not engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(l)No private letter rulings or closing agreements that will have any effect on the Tax Returns, Tax positions or other filings of the Company subsequent to the Closing Date have been obtained by the Company.

(m)The Company has not ever elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Law.

(n)There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(m), or 404 of the Code.

(o)The Company has not been, nor will the Company be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date.

(p)There are no material consents or agreements as to Taxes in effect with respect to the Company that will remain in effect following the Closing Date and that have had a material effect on the Company’s taxable income prior to the Closing Date other than those consents or agreements that have been attached to or are reflected in Tax Returns of the Company.

(q)The representations and warranties made in this Section 3.5 are the only representations and warranties made by Seller or the Company with respect to matters relating to Taxes.

Section 3.6    Financial Statements.

(a)Complete copies of consolidated audited financial statements consisting of the balance sheets of Seller as of at December 31 in each of the years ending 2012, 2013 and 2014 and the related consolidated statements of income and retained earnings, and cash flows for the years then ended on such dates (each of the foregoing financial statements, including the notes thereto, are referred to collectively as the “Financial Statements”), and unaudited financial statements that includes the balance sheet of the Company as of June 30, 2015 and the related statements of operations and retained earnings and cash flows for the three (3)-month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “GAAP Financial Statements”) are included in the Seller Disclosure Schedule. The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The GAAP Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of its operations and cash flows for each of the periods indicated. The consolidated balance sheet of Seller as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller and the Company maintain a standard system of accounting established and administered in accordance with GAAP.

(b)Seller has heretofore delivered to Purchaser complete and correct copies of the Annual Statements, both audited and unaudited, of the Company filed with the Domiciliary Regulator for the years 2012, 2013 and 2014, together with all exhibits, schedules and amendments thereto and any annual statement filed with the insurance regulator of any other state that differs from the corresponding statement filed with the Domiciliary Regulator (the “Annual Statements”). Seller has furnished, and will furnish to Purchaser, as soon as practicable after their preparation, complete and correct copies of each Quarterly Statement of the Company filed with the Domiciliary Regulator for periods up through the quarter ended June 30, 2015 and all exhibits and schedules thereto (the “Quarterly Statements”, and together with the Annual Statements, the “SAP Financial Statements”). The SAP Financial Statements of the Company have been prepared in accordance with SAP throughout the periods involved and in accordance with the books and records of the Company, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. The SAP Financial Statements fairly and accurately present the assets, liabilities and capital and surplus of the Company, as of the dates thereof in accordance with SAP, and the results of its operations and cash flows for each of the periods indicated, subject, in the case of the Quarterly Statements, to normal year-end adjustments and any other adjustments described therein.

Section 3.7    Undisclosed Liabilities. The Company has no Liabilities that would be required to be reserved against or otherwise disclosed or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP or SAP, as the case may be, except (a) for Liabilities reflected, disclosed or reserved against in the Balance Sheet as of the date of the Balance Sheet and (b) for Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice.

Section 3.8    Absence of Certain Changes, Events and Conditions.

(a)Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, as reflected on the GAAP Financial Statements or otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course consistent with past practice and has not:

(i)made any material change in the underwriting, reinsurance, marketing, advertising, promotional, pricing, purchasing, personnel, employment, claim processing and payment, reserving, or actuarial practices or policies, except as required by applicable Law, GAAP or SAP;

(ii)entered into or modified in any material respect any reinsurance or retrocession agreement by the Company other than in the ordinary course of business consistent with past practice;

(iii)issued, sold, pledged or encumbered any capital stock, notes, bonds or other securities of the Company, or any option, warrant or other right to acquire the same;

(iv)redeemed any capital stock or declared, made, paid or set aside any dividends or distributions (whether in cash, securities or other property) to the holders of equity interests of the Company, other than in the ordinary course of business or as approved by the Domiciliary Regulator to the extent required by Law;

(v)merged with, entered into a consolidation with or acquired an interest of 10% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than fixed maturity securities, equity securities, cash and short-term investments) with an aggregate value in excess of $175,000, excluding the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Company in the ordinary course of business consistent with past practice;

(vi)entered into any Lease (as lessor or lessee); sold, transferred, abandoned or made any other disposition of any of its material investments or other material assets, properties (real, personal or mixed, including any leasehold interests and intangible property) or business other than in the ordinary course of business consistent with past practice; granted or suffered any Encumbrance on any of its assets, properties or business (other than Permitted Encumbrances); entered into, amended or terminated any Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject or waived, released, or assigned any right or claim thereunder, except in each case in the ordinary course of business in a manner consistent with past practice; or entered into or amended any Contract pursuant to which it agrees to indemnify any Person (other than insurance policies or similar instruments written, assumed or reinsured by the Company in the ordinary course of business consistent with past practice) or to refrain from competing with any Person;

(vii)except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Company or paid or otherwise discharged any Liability related to the Company, other than current liabilities reflected in the Interim Financial Statements, and current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(viii)engaged in any transaction with, or entered into any understanding, arrangement or Contract with any Affiliate that involves the transfer of consideration and that (i) has terms materially less favorable, in the aggregate, to the Company than the Company would reasonably be expected to receive from a non-Affiliate or (ii) has or would have a material adverse financial impact on the Company, excluding for both (i) and (ii) intercompany allocations within the Seller group of companies;

(ix)made any capital expenditure or commitment for any capital expenditure in excess of $175,000 in the aggregate, excluding the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Company in the ordinary course of business consistent with past practice;

(x)incurred indebtedness for money borrowed;

(xi)made any loan, advance to, or capital contribution, guaranteed, assumed or endorsed any indebtedness for money borrowed of, or otherwise incurred or become responsible or liable (whether directly, contingently or otherwise) for indebtedness for money borrowed on behalf of, any Person;

(xii)changed any financial accounting methods or practices other than as required by a change in applicable GAAP or SAP;

(xiii)failed to pay any creditor any amount owed to such creditor when due (after the expiration of any applicable grace periods) that was not the subject of a dispute in the reasonable opinion of Seller or the Company;

(xiv)granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants, including any increase or change pursuant to any Company Plan, or established or increased or promised to increase any benefits under any Company Plan, in either case except as required by applicable Law or involving ordinary increases consistent with past practice;

(xv)with respect to the Business, terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.40 1(a)-4 of the Treasury Regulations or announced or planned any such action or program for the future;

(xvi)to Seller’s knowledge, disclosed any material secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller or the Company has any right, title, interest or license;

(xvii)abandoned, sold, assigned or granted any security interest in or to any of the material Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(xviii)materially increased its reserves for losses (including incurred but not reported losses) and loss adjustment expenses, except in a manner and in amounts consistent with past practice;

(xix)amended or restated the organizational documents of the Company;

(xx)allowed any material Permit that was issued or relates to the Business or to the Company, to lapse or terminate;

(xxi)taken action to make, change or revoke any material election in respect of Taxes (except as required by Law), change an annual accounting period, adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, make any material agreement or settlement with respect to Taxes, file any amended Tax return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(xxii)agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.8(a), or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.8(a), except as expressly contemplated by this Agreement.

(b)Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, since the Balance Sheet Date, to the knowledge of Seller, there has been no event or occurrence which has had or which would reasonably be expected to (i) have a Business Material Adverse Effect or (ii) result in a Governmental Authority imposing a Seller Burdensome Condition.

Section 3.9    Labor Relations. There is no unfair labor practice, charge or complaint or other employment-related proceeding pending or, to the knowledge of Seller, threatened against the Company. The Company is in compliance with all Laws applicable to the Company respecting employment and employment practices, except as would not have a Business Material Adverse Effect, terms and conditions of employment, and wages and hours, and, to the knowledge of Seller, the Company has not engaged in any unfair labor practices. The Company is not a party to or has any liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company, nor does Seller know of any activities or proceedings of any labor union or other Person to organize any such employees. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting the Company that would have a Business Material Adverse Effect.

Section 3.10    Litigation and Proceedings.

(a)Except as set forth on Section 3.10(a) of the Seller Disclosure Schedule and other than Actions arising in the ordinary course of business from or related to the obligations of the Company under any Insurance Contract or similar instrument written, assumed or reinsured by the Company that do not involve claims in excess of the policy limit amounts or for benefits not provided for in the applicable Insurance Contract, there are no pending or, to the knowledge of Seller, threatened, Actions against or otherwise affecting Seller (solely with respect to the Business) or the Company or any of their respective properties or assets or any Action challenging the validity or propriety of, or that have the effect of preventing, materially delaying or making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Transaction

Documents, and there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Seller (solely with respect to the Business), the Company or any of their respective properties or assets which (i) restricts the ability of Seller or the Company to conduct the Business in the ordinary course of business consistent with past practices and (ii) has had or would, individually or in the aggregate, reasonably be expected to be material.

(b)As of the date of this Agreement, no Person has filed or, to the knowledge of Seller, is threatening to file any Action against any current or former officer or director of Company in his capacity as an officer or director of Company.

Section 3.11    No Violation of Law; Governmental Authorization.

(a)Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets in all material respects.

(b)All Permits required for the Company to conduct its business in each of the jurisdictions in which the Company conducts or operates business in the manner now conducted have been obtained by it and are valid and in full force and effect. All fees and charges that are due with respect to such Permits as of the date hereof have been paid in full. Section 3.11(b) of the Seller Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.11(b) of the Seller Disclosure Schedule.

(c)Section 3.11(c) of the Seller Disclosure Schedule lists the jurisdictions in which the Company is licensed to write Insurance Policies and the types of insurance and other products that the Company is licensed to write in each such jurisdiction. The Company is not the subject of any regulatory, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding and, to the knowledge of Seller, no such proceeding is threatened. Section 3.11(c) of the Seller Disclosure Schedule lists the state of domicile of the Company, and is not a “commercially domiciled insurer” under applicable Law or is otherwise treated as domiciled in a jurisdiction other than its state of domicile.

(d)(i) Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, the Company is, and at all times have been, in compliance in all material respects with the terms of the Permits, (ii) the Company has not received, at any time since January 1, 2013 any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any material actual, alleged, possible, or potential violation of, or failure on the part of the Company to comply with, any term or requirement of any Permit or (B) any material actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, (iii) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (A) constitutes or could result in a material violation of, or a failure to comply with, any applicable Law or any term or requirement of any Permit, or (B) has resulted or could result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Permit, and (iv) all applications required to have been filed for the renewal of each such material Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority. Subject to the receipt of each of the consents and approvals required by Section 6.1(a) and the applicable change of control insurance Laws, regulations and other requirements of the states of domicile of the Company, to the knowledge of Seller, the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in any revocation, cancellation, suspension or nonrenewal of any such Permit.

(e)None of Seller, the Company or any of the properties or assets of the Company is subject to any outstanding order or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority that by its terms restricts in any material respect the conduct of the business of the Company or that in any manner relates to its capital adequacy, its management or its business of the Company (each, a “Regulatory Agreement”), nor has Seller or the Company been advised since January 1, 2013 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(f)All Insurance Policies issued by the Company, or which are being issued by the Company as of the date hereof, are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all applicable Laws and, to the extent required under applicable Law, are on forms approved by the applicable Governmental Authorities or have been filed and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided for objection. All forms of Insurance Policies currently in force together with all amendments thereto, are on the forms that have been previously provided to Purchaser.

(g)All premium rates established by the Company that are required to be filed with or approved by any Governmental Authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply (or complied at the relevant time) in all material respects with the insurance laws applicable thereto.

(h)There are no in force Insurance Policies of the Company under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profits, participation or voting rights.

Section 3.12    Contracts and Other Agreements.

(a)Section 3.12(a) of the Seller Disclosure Schedule contains a true and complete list of all of the following contracts to which the Company is a party or by which any of the Company’s assets are bound (each, a “Material Contract”):

(i)all contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person in any geographical area;

(ii)all material partnership, joint venture, shareholders’ or other similar contacts with any Person;

(iii)all contracts related to indebtedness of the Company in excess of $2,000, as measured on a monthly installment payment basis;

(iv)all reinsurance agreements;

(v)all agreements with any managing general agent or agency or comparable insurance producer; and

(vi)all other contracts that involve the future payment by or to the Company of more than $100,000.

(b)Each Material Contract to which the Company is a party is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company, as applicable, and, to the knowledge of Seller, each other party thereto, in accordance with its terms. Neither the Company nor, to the knowledge of Seller, any other party to each such contract is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such contract, except as would not result in a Business Material Adverse Effect.

(c)Seller has made available to Purchaser true and complete copies of each contract listed on Section 3.12(a) of the Seller Disclosure Schedule, together with all material amendments and supplements thereto.

(d)Except for the Inbound Contracts, neither the Company nor any of the Company’s assets is bound, encumbered or otherwise subject to Liability by or under any Contract entered into by Seller and/or any of its Affiliates (excluding the Company).

Section 3.13    Intellectual Property.

(a)Section 3.13(a) of the Seller Disclosure Schedule lists, by Company, all (i) Company IP Registrations and (ii) Company Intellectual Property, other than commercial off-the shelf software, unregistered designs, trademarks, copyrights and other unregistered Intellectual Property that, individually or in the aggregate, are not material to the conduct of the business of the Company as presently conducted. All the Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company as presently conducted. Each item of the Company Intellectual Property that is registered Intellectual Property is subsisting, and to the knowledge of the Company, valid and enforceable.

(b)Section 3.13(b) of the Seller Disclosure Schedule lists all Company IP Agreements. Seller has provided Purchaser with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To the knowledge of Seller, no party to any Company IP Agreement has breached, or is currently in breach of, any terms of such Agreements.

(c)The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property free and clear of Encumbrances other than Permitted Encumbrances. During the last three (3) years priors to the date of this Agreement, the Company has not received any written communication from any Person asserting any ownership interest in any Company Intellectual Property.

(d)To the knowledge of Seller, the Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.
(e)To the knowledge of Seller, the conduct of the Company’s Business as presently conducted does not infringe, violate, or conflict with the Intellectual Property or other rights of any Person. During the last three (3) years prior to the date of this Agreement, neither Seller nor the Company has received any written communication alleging that the Company violated any rights relating to Intellectual Property of any Person.

(f)There are no claims pending or, to the knowledge of Seller, threatened as of the date of this Agreement against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company of any Intellectual Property or by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any Person, including by any current or former employee, consultant or independent contractor of the Company.

(g)The Company maintains and is in compliance in all material respects with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in compliance with all applicable Laws. The use and dissemination of any and all data and information concerning individuals by the Company is in compliance in all material respects with all applicable privacy policies, terms of use, and applicable Law. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use or applicable Law relating to the use, dissemination, or transfer of any such data or information.

Section 3.14    Real Property.

(a)Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, the Company does not own, or since January 1, 2004 has not owned, any direct, indirect or beneficial interest in real property. Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and complete listing, as of the date hereof, of all Leases and the address, the name of landlord, the name of the tenant, the rent, the term, the entity in possession of any sublease, the amount of security deposit, if any, whether the real property is used exclusively by the Company or is shared with other businesses operated by Seller or any Affiliates of Seller for each Lease. Seller has delivered to Purchaser correct and complete copies of the Leases (as amended or supplemented). Each Lease is legal, valid, binding, in full force and effect, and enforceable in accordance with its respective terms against the Company and, to the knowledge of Seller, against the other parties thereto.

(b)Each Lease grants the Company the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The Company has good and valid title to the leasehold estate under each Lease free and clear of any Encumbrances, other than obligations under such Lease and Permitted Encumbrances. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the Company has the right to quiet enjoyment of all material property leased by it for the full term of each such Lease (or any renewal option) relating thereto.

(c)Since January 1, 2013, none of Seller or the Company has given or received any notification that disputes the computation of rents or charges payable pursuant to the Leases and there are no pending unresolved material disputes with any landlord under the Leases.

(d)Other than as disclosed in Section 3.14(d) of the Seller Disclosure Schedule, there are no subtenants occupying any portion of the Leased Real Properties and except for the Company, no other person or entity has any right to occupy or possess any portion of the Leased Real Properties. None of the Company’s interests in any of the Leased Real Properties have been pledged, assigned, hypothecated, mortgaged, or otherwise encumbered in any manner other than Permitted Encumbrances.

(e)No written waiver, indulgence or postponement of the applicable landlord’s obligations under any Lease has been granted by the Company. The Company is not entitled to any free rent or similar concession and no rent has been prepaid for more than one month in advance and the Company is not entitled to any refund of any rent or other sums heretofore paid to any landlord.

Section 3.15    Agents; Carriers.

(a)Section 3.15(a) of the Seller Disclosure Schedule sets forth a list of each insurance agent or group of related agents who accounted for more than 5% (five percent) of the gross statutory premium income of the Company, taken as a whole, for the 12 (twelve) month period ended July 31, 2015 (“Significant Agents”).

(b)Neither Seller nor the Company has received any written notice that any Significant Agent has cancelled or intends to cancel or not renew, and, to the knowledge of Seller, no Significant Agent has threatened to cancel or not renew, any agreement with Seller, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.16    Claims Handling. All insurance claims paid by the Company have in all material respects been paid in accordance with the terms of the Insurance Contract under which they arose, except for such claims for which the Company has reasonable belief there was a reasonable basis to contest payment, as required by applicable Law.

Section 3.17    Market Conduct. Since January 1, 2013, (i) the Company has marketed, sold and issued products of the Company in compliance, in all material respects, with applicable Laws in the respective jurisdictions in which such products have been sold, (ii) all advertising, promotional and sales materials and other marketing practices used by the Company have complied and are currently in compliance, in each case, in all material respects, with applicable Laws and (iii) neither the manner in which the Company compensates any Person involved in the sale or servicing of the Company that is not an insurance agent, nor, to the knowledge of Seller, the conduct of any such Person, renders such Person an insurance agent under any applicable Laws, and the manner in which the Company compensates each Person involved in the sale or servicing of the Company is in compliance in all material respects with all applicable Laws.

Section 3.18    Underwriting. Seller has provided Purchaser with copies of all current underwriting guidelines and manuals related to the Business. Since January 1, 2013, the Company has followed the underwriting guidelines and manuals related to the Business then in effect in in the ordinary course of business since January 1, 2013 except where the failure to follow such guidelines and manuals has not had or would not, individually or in the aggregate, reasonably be expected to be material.

Section 3.19    Insurance and Reinsurance Matters.

(a)Section 3.19(a) of the Seller Disclosure Schedule contains a true and complete list of all states in which the Company is licensed to engage in the business of insurance or as an insurance producer or agency and the lines of authority for which the Company is licensed in each state. The certificate of authority and other Permits listed on Section 3.19(a) of the Seller Disclosure Schedule and the lines of authority will permit the Company, as applicable, to act as a licensed insurer in each state where the Company is licensed for its business following the Closing. Seller has delivered or made available to Purchaser true and complete copies of licensing documentation (including any Permits) for each such state (such licenses, the “Insurance Licenses”), including, without limitation, any order of, agreement with or instruction by any Governmental Authority that limits, conditions or otherwise effects any such Insurance License. All such Insurance Licenses are valid, unrestricted and in full force and effect.

(b)Seller has made available for inspection by Purchaser true and complete copies of: (i) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Company issued by any insurance regulatory authority, and any of their comments on or responses thereto and (ii) all holding company registration statements, amendments thereto, filings or submissions made by Seller or the Company with any insurance regulatory authority, including any risk management report or own risk and solvency assessment or summary thereof since January 1, 2013. Each of Seller and the Company has filed all reports, registrations, filings and submissions required to be filed with any insurance regulatory authority in all material respects. All such reports, registrations, filings and submissions were in compliance with applicable Law when filed or as amended or supplemented in all material respects.

(c)Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate, current and complete list of all Reinsurance Contracts. All such Reinsurance Contracts are in full force and effect to the respective dates noted on Section 3.19(c) of the Seller Disclosure Schedule, and the Company is not in material default in any respect as to any material provision of any reinsurance or retrocession treaty or agreement. No such treaty or agreement contains any provision providing that the other party thereto may terminate or otherwise modify such treaty or agreement by reason of the transactions contemplated by this Agreement or the Transaction Documents; no Reinsurance Contract contains any provision which by its own terms would result in a modification in the operation of the treaty or agreement by reason of the consummation of the transactions contemplated hereby or the Transaction Documents and all amounts due or coming due in the future under each Reinsurance Contract are collectible in full in the ordinary course in all material respects. Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, no consent is required from any party to an existing Reinsurance Contract in connection with the transactions provided for in this Agreement or the Transaction Documents. Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, to the knowledge of Seller, there is no reason to believe that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement and all amounts recoverable under reinsurance, coinsurance or other similar contracts to which the Company is a party (including, but not limited to, amounts based on paid and unpaid losses) are fully collectible. The Company is entitled to take full credit in its SAP Financial Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any reinsurance or coinsurance treaty or agreement to which the Company is party.

Section 3.20    Insurance Coverage. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate, current and complete list of all insurance policies relating to the assets, properties, business, operations, employees, officers or directors of the Company and Seller (relating to the Business). Such policies are valid and binding in accordance with their terms and are in full force and effect and insure against risks and liabilities customary for the business in which the Company and Seller (relating to the Business) are engaged. Neither Seller nor the Company has received a notice of cancellation or nonrenewal of any such policy and, to the knowledge of Seller, no state of facts exists which might form the basis for termination of any such policy. None of the insurance policies for the benefit of Seller (with respect to the Business) or the Company is in default, and neither Seller nor the Company has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies so as to jeopardize full recovery under such policies. Seller has paid or will pay as they become due all premiums due and payable relating to the Business up to the Closing Date.

Section 3.21    Investments.

(a)Section 3.21(a) of the Seller Disclosure Schedule sets forth a current list of all bonds, stocks, mortgages and other investment securities of any type owned by the Company as of a date within five (5) Business Days prior to the date hereof, accurate and complete in all material respects (collectively, the “Scheduled Investments”). The Company has good and marketable title to each of the Scheduled Investments.

(b)Except as set forth on Section 3.21(b) of the Seller Disclosure Schedule, none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of Seller, no event has occurred which reasonably would be expected to result in a diminution of the value of any non-publicly traded security owned by Seller or the Company. The GAAP Financial Statements and SAP Financial Statements present the Investments in accordance with GAAP and SAP, as the case may be, as of the applicable dates.

(c)There are no Encumbrances on any of the Scheduled Investments, except for (i) those Scheduled Investments deposited with Governmental Authorities, as indicated on Section 3.21(c) of the Seller Disclosure Schedule, (ii) Encumbrances which do not materially detract from the value of the Scheduled Investments subject thereto and (iii) Permitted Encumbrances.

(d)Neither Seller nor the Company has taken, or omitted to take, any action which would result in the Company being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of the Company to enforce the terms of such Scheduled Investment.

Section 3.22    Reserves. The loss (including incurred but not reported loss) and loss adjustment expense reserves with respect to the Company reflected on the GAAP Financial Statements and the SAP Financial Statements (i) have been prepared in accordance with GAAP and SAP, as the case may be, applied on a consistent basis, and (ii) were determined using generally accepted actuarial standards consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant practices prescribed or permitted by the Domiciliary Regulator.

Section 3.23    Books and Records. The minute book and stock record book of the Company, all of which have been made available to Purchaser, are in all material respects, complete and correct and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be in the possession of the Company and shall be delivered to Purchaser.

Section 3.24    Brokers. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller or the Company.

Section 3.25    Investment Intent. Seller is acquiring the Seller Note for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

Section 3.26    Employee Benefits and Related Matters.

(a)Section 3.26(a) of the Seller Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, Seller has made available to Purchaser, to the extent applicable, (i) true, complete and correct copies of all plan documents, trust agreements, insurance contracts or other funding arrangements; (ii) the most recent annual funding report, or such similar reports, statements or information returns required to be filed with or delivered to any Governmental Authority (including reports filed on Form 5500 with accompanying schedules and attachments), if any; (iii) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Authority for each such Company Plan intended to qualify for favorable tax treatment and any pending application thereof; (iv) all current summary plan descriptions; and (v) all material amendments and modifications to any such Company Plan. Seller has made available to Purchaser an accurate description of the material provisions of the unwritten Company Plans.

(b)With respect to each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and to Seller’s knowledge, no act or omission has occurred since the date of the most recent determination or opinion letter which would materially adversely affect its qualification.

(c)Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with all applicable Laws, including without limitation ERISA, the Code and the Patient Protection and Affordable Care Act, Pub. L. No. 111-148. All contributions required to have been made under any Company Plan have been made by the due date therefor (including any extensions).

(d)No Company Plan provides life insurance or health benefits following retirement or other termination of employment, except to the extent required by COBRA.

(e)Neither the Company nor any of its Subsidiaries has any Liability or obligation to gross up, indemnify or otherwise reimburse any individual for any Tax, interest or penalties incurred pursuant to Code Section 409A.

(f)Except as set forth in Section 3.26(f) of the Seller Disclosure Schedule, the only Company Plan sponsored and maintained by the Company is the Pension Plan and no Subsidiary of the Company sponsors or maintains any Company Plan.

(g)Except as set forth in Section 3.26(g) of the Seller Disclosure Schedule, the Company has no employees.

Section 3.27    Environmental Laws. Except as set forth on Section 3.27 of the Seller Disclosure Schedule, (i) Seller (with respect to the Business) and the Company are in material compliance with all applicable Environmental Laws, and possess and are in material compliance with all Environmental Permits required under such laws for the conduct of the Business, (ii) to Seller’s knowledge, there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would prevent Seller (with respect to the Business) or the Company from, or increase the burden on Seller (with respect to the Business) the Company in, complying in all material respects with applicable Environmental Laws or obtaining, renewing or complying in all material respects with all Environmental Permits required under such laws for the conduct of the Business, (iii) neither Seller (with respect to the Business) nor the Company has received any written claims or notices alleging Liability relating to any Environmental Laws and (iv) there are and have been since January 1, 2012, no conditions at any property owned, operated or otherwise used by Seller or the Company in the conduct of the Business, or at any other location with respect to the Business, that would give rise to any material Liability of Seller or the Company under any Environmental Law.

Section 3.28    Bank Accounts. Section 3.28 of the Seller Disclosure Schedule lists: (i) each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution in which the Company has an account or safe deposit box; (ii) the name(s) in which the accounts or boxes are held; (iii) the type of account; and (iv) each person authorized to draw thereon or have access thereto.

Section 3.29    Related Party Transactions. No executive officer, manager or director of the Company or any person owning 5% or more of the capital stock or other equity interests (or any of such person’s immediate family members or Affiliates or associates) of the Company is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.30    No Other Representations and Warranties. Except for the representations and warranties made in this Article III or any certificates, agreements or other documents to be delivered by Seller or the Company pursuant to this Agreement, neither Seller nor any other Person makes any representation or warranty (express or implied) with respect to the Company or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

Section 4.1    Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2    Authority; Non-Contravention; Approvals.

(a)Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents and the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents have been approved by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents and the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Seller, constitutes and upon their execution the Transaction Documents will constitute, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

(b)The execution and delivery by Purchaser of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which Purchaser or any of its Affiliates is now a party or by which Purchaser any of its Affiliates or any of their respective properties or assets may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its Affiliates other than, in the case of clauses (ii) and (iii) above, as would not result in a Purchaser Material Adverse Effect.

(c)Except for the filings by Purchaser described in Section 5.3(e), no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Purchaser or the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals which, if not made or obtained, as the case may be, would not result in a Purchaser Material Adverse Effect.
Purchaser is not aware of any fact relating to Purchaser or its business that might reasonably be expected to impair its ability to obtain, on a timely basis, all consents, orders, authorizations and approvals from Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

Section 4.3    Financing. Purchaser has funds sufficient to pay the Closing Date Payment at the Closing.

Section 4.4    Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or its Subsidiaries could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or its Affiliates.

Section 4.5    Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

ARTICLE V

COVENANTS
Section 5.1    Conduct of the Business.

(a)During the period from the date of this Agreement to the Closing, except as otherwise permitted or provided in this Agreement, without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company to (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws; and (ii) use its reasonable best efforts to maintain and preserve intact the present organization, business and franchise of the Company and all relationships with customers, suppliers, lenders, licensors, licensees, contractors, distributors, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as otherwise permitted or provided in this Agreement, Seller shall not and shall cause the Company not to do any of the following without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)sell, lease, encumber, transfer or otherwise dispose of any of its assets or properties or acquire any assets or properties having a purchase price, either individually or in the aggregate, in excess of $100,000 except in the ordinary course of business consistent with past practice or as contemplated by Seller prior to entry into this Agreement, the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Company in the ordinary course of business consistent with past practice including the management of any investment portfolios and as set forth in Section 5.1(a) of the Seller Disclosure Schedule, but expressly excluding any intercompany transactions from this ordinary course exception;

(ii)incur, create, guaranty or assume any indebtedness for borrowed money or otherwise become responsible for indebtedness of any other Person, except unsecured current obligations and liabilities incurred in the ordinary course of business, or take any action that results in an Encumbrance, other than a Permitted Encumbrance, being imposed on any asset or property of the Company;

(iii)make or commit to any single capital expenditure or single capital commitment in excess of $50,000, or $100,000 in the aggregate, excluding the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Company in the ordinary course of business consistent with past practice including the management of any investment portfolios;

(iv)other than in the ordinary course of business, cancel any debts or waive any claims or rights that are material to the Company;

(v)except in the ordinary course of business, enter into any Contract that would qualify as a Material Contract under Section 3.12(a) or amend or terminate any Material Contract that is in effect as of the date of this Agreement other than the Excluded Contracts, which are not material to the operation of the Business as currently operated;

(vi)fail to make timely and complete payments on all debts, Taxes and other obligations;

(vii)merge or consolidate or enter into an acquisition transaction with any other Person, or adopt a plan of complete or partial liquidation or create or acquire any new Subsidiaries;

(viii)make any advances or capital contributions to, or investments in excess of $50,000 in any other Person, excluding the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Company in the ordinary course of business consistent with past practice including the management of any investment portfolios;

(ix)issue, sell, convey, pledge, otherwise dispose of, encumber, repurchase, reclassify, split or redeem any capital stock or evidence of indebtedness or other securities, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or any evidence of indebtedness or other securities;

(x)pay, settle or compromise any material Tax audit or liability, amend any material Tax Return, make, change or revoke any material election related to Taxes, change any taxable period or any Tax accounting method, or enter into any agreement relating to Tax or otherwise with a Tax Authority, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or amend any material Tax Returns, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case with respect to the Company other than in the ordinary course of business where such action would not reasonably be expected to adversely impact the Tax position of the Company for any period ending after the Closing Date;

(xi)make or authorize any change in its certificate of incorporation or bylaws;

(xii)make any material change in the accounting, actuarial, investment, reserving, underwriting, claims payment or administration policies, practice or principles of Seller or the Company, except as may be required by GAAP or SAP;

(xiii)enter into a new line of business, abandon or discontinue an existing line of business, surrender or relinquish or discontinue any certificate of authority or other Permit;

(xiv)other than in the ordinary course of business, enter into, adopt, amend or terminate any Plan, increase the compensation or benefits of any officer, employee, director, manager or consultant or pay or otherwise grant any benefit not required by any Plan, or enter into any contract to do any of the foregoing, except to the extent required by applicable Law;

(xv)pay, settle or compromise any Action or threatened Action involving the Company or its businesses, assets, properties or employees;

(xvi)increase or decrease loss reserves in a manner that is inconsistent with past practice; or

(xvii)take, or agree or otherwise commit to take, any of the foregoing actions.
(b)Notwithstanding any provisions of Section 5.1(a) to the contrary:

(i)should any insurance regulatory authority require that Seller, the Company or the other Subsidiaries of Seller disclose any information or take any action in violation of Section 5.1(a), Seller may and may cause the Company to undertake the required disclosure or conduct without Purchaser’s consent, and such action shall not constitute a violation of Section 5.1(a); provided, however, that in the event that any such information is required to be disclosed or any such action is required to be taken, Seller, the Company or the other Subsidiaries, as applicable, shall (A) notify Purchaser in writing as soon as possible, unless it is otherwise affirmatively prohibited by applicable Law, and (B) use commercially reasonable efforts to limit any such disclosure or action to the minimum necessary or required to comply with such regulatory requirement and (C) cooperate with Purchaser to provide such information or take such action consistent with the terms of this Agreement;

(ii)no actual or proposed action relating to Seller or any of its Subsidiaries other than the Company shall require any notification to or consent from Purchaser under Section 5.1(a), unless such action (A) is or could reasonably be expected to have a Business Material Adverse Effect, (B) has or could reasonably be expected to have a Seller Material Adverse Effect, or (C) materially delays consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(iii)Seller shall not, and shall cause the Company not to, declare, pay or set aside any dividends or distributions (whether in cash, securities or other property) to the holders of equity interests of the Company without Purchaser’s prior consent (such consent to be at Purchasers sole discretion), except for cash dividends declared and paid after January 1, 2015 that in an aggregate amount do not exceed $4,005,244; provided, that Seller shall provide written notice of the date and amount of any such dividend two Business Days prior to the payment thereof if such dividend and the timing thereof has not been disclosed in Seller’s Disclosure Schedule; and

(iv)By email pursuant to Section 10.1, Seller shall provide Purchaser copies of the package of reinsurance submissions and placement contracts to be submitted to reinsurers by Seller’s reinsurance intermediary no less than four (4) Business Days prior to Seller sending the same to such intermediary. Purchaser shall, and shall cause its Affiliates and Representatives to, (A) maintain the confidence of and not disclose to any reinsurance intermediary or any other party the facts of or information with respect to the negotiation, modification, termination or renewal of any Reinsurance Contracts of the Company, such reinsurance submissions and placement contracts, any information set forth therein or the existence thereof, or (B) not, directly or indirectly, encourage or facilitate any reinsurance intermediary or any other party interfering with or involving themself in the negotiation, modification, termination or renewal of any Reinsurance Contracts involving the Company. Without Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed) neither Seller nor any of its Affiliates shall purchase, replace or renew any reinsurance involving the Company, including the Company entering into any Reinsurance Contracts, unless such Reinsurance Contract (w) satisfies in all material respects the requirements of the Domiciliary Regulator applicable thereto, (x) meets the minimum standards of Demotech, Inc. with respect to its rating of the Company, (y) enables the Company to “take credit” for the reinsurance provided thereunder on its statutory financial statements, and (z) is in all material respects consistent with past practices. Except to the extent provided in this Section 5.1(b)(iv), no notification to or consent from Purchaser shall be required under Section 5.1(a) or Section 10.1 with respect to the negotiation, modification, termination or renewal of any Reinsurance Contracts involving the Company.

During the period from the date of this Agreement to the Closing, Seller shall cause its Affiliates licensed to engage in the business of insurance to (i) comply in all material respects with all Laws applicable to such Affiliates to (A) conduct its business in each of the jurisdictions in which such Affiliates conducts business in the manner now conducted and (B) write the lines of insurance that such Affiliates’ Permits allow such Affiliates to write, and (ii) maintain capital, surplus, and all reserves in at least the amounts required to comply with all insurance Laws applicable to them in order to engage in such business in all such jurisdictions. For the avoidance of doubt, the obligations under this Section 5.1(c) shall not require Seller or any of its Affiliates to take any action in relation to any actual or proposed Seller Burdensome Condition.

Section 5.2    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) provide Purchaser and its Representatives with reasonable access and right to inspect during normal business hours, upon reasonable prior notice to all personnel, officers, employees, assets, premises, contracts, documents and properties of Seller and the Company and the books and records and other information and data relating to the Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Purchaser in its investigation thereof, provided, that such investigation shall be conducted in a manner as to not unreasonably interfere with the conduct of the business of the Company. Seller shall furnish Purchaser and its Representatives with all such information and data (including copies of contracts, Plans and other books and records) concerning the Company and operations of the Company as Purchaser or any of such Representatives reasonably may request in connection with such investigation; provided, however, that (i) the auditors and outside accountants of Seller shall not be obligated to make work papers available unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable, (ii) Seller shall not be obligated to make any information available that would, in the reasonable judgment of Seller, with advise from legal counsel, (x) violate or jeopardize any applicable attorney client or other similar legal privilege or (y) violate any applicable Law or binding agreement entered into prior to the date of this Agreement that is listed on Section 5.2 of the Seller Disclosure Schedule. Without limiting the foregoing, Seller shall permit Purchaser and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. All such information shall be kept confidential in accordance with the terms of that certain Confidentiality Agreement, dated as of March 24, 2015, made by and between Purchaser and Seller (the “Confidentiality Agreement”).

Section 5.3    Reasonable Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) as promptly as practicable but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, filing with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) required for the transactions contemplated hereby and, thereafter, furnishing as promptly as reasonably practicable any supplemental information requested in connection therewith by any Governmental Authority pursuant to the HSR Act and (ii) as promptly as practicable, but in no event later than thirty (30) days following the execution and delivery of this Agreement, filing with the Committee on Foreign Investment in the United States the voluntary notification under the Exxon-Florio Amendment for the transactions contemplated hereby; provided, however, that Purchaser shall not be required to take any action that is reasonably likely to result in a Purchaser Burdensome Condition and neither Seller nor its Affiliates shall be required to take any action that is reasonably likely to result in a Seller Burdensome Condition. Seller and Purchaser each shall comply as promptly as practicable with any other laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby or by the Transaction Documents and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Seller and Purchaser each shall furnish to the others such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such laws. Purchaser and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Transaction Documents) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). The Parties shall use their respective commercially reasonable efforts and take all necessary action to obtain any clearance under the HSR Act or any other consent, approval, order or authorization of any Governmental Authority under United States or foreign antitrust or competition Laws, necessary in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

(b)Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c)Seller and Purchaser each shall use its commercially reasonable efforts to obtain as promptly as practicable all Permits required by law for Purchaser to conduct the Business following the Closing. Notwithstanding the foregoing, neither Purchaser nor Seller shall be required to expend any material sum to obtain any such Permits.

(d)Seller and Purchaser will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third Persons so that all permits, contracts and other agreements of the Company will remain in full force and effect. Seller and Purchaser agree that, in the event that any consent, approval or waiver from a third Person necessary to preserve for the Company or the Business any right or benefit under any lease, license, Contract, commitment or other agreement or arrangement to which Seller or the Company is a party is not obtained prior to the Closing, subsequent to the Closing, Seller shall cooperate with Purchaser or the Company in obtaining consent as promptly thereafter as practicable, and if any such consent, approval or waiver from a third Person is not obtained prior to the Closing, from and after the Closing and until such consent, approval or waiver is obtained, the Parties shall cooperate with each other using commercially reasonable efforts to provide for Purchaser or one of its Affiliates the benefits thereof in some other manner.

(e)Purchaser shall promptly (and in no event more than fifteen (15) Business Days after the date of this Agreement) make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and the Transaction Documents and applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents, including (i) Purchaser causing “Form A” or similar appropriate change of control applications to be filed with the Domiciliary Regulator with respect to the transactions contemplated by this Agreement and the Transaction Documents; (ii) Seller and Purchaser each making an appropriate filing of a notification and report form pursuant to the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other Party) with respect to the transactions contemplated by this Agreement and the Transaction Documents;

(iii) Seller and Purchaser each making any other filing that may be required under any other antitrust or competition law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition laws; and (iv) Purchaser making any other filing that may be required under any insurance, financial services or similar applicable Law or by any Governmental Authority with jurisdiction over enforcement of any applicable insurance, financial services or similar law. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require (i) Purchaser to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of Governmental Authorities or third parties for the transactions contemplated by this Agreement that would reasonably be expected to result in a Purchaser Burdensome Condition or (ii) Seller or any of its Affiliates to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of Governmental Authorities or third parties for the transactions contemplated by this Agreement that would reasonably be expected to result in a Seller Burdensome Condition. Purchaser shall provide a draft of the “Form A” or similar change of control applications to Seller no less than two (2) Business Days prior to filing. Seller and Purchaser each agrees to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Laws. Purchaser shall have responsibility for the filing fees associated with its HSR Act filing, its “Form A” or similar change of control applications and any “Form E” or similar market share notifications, and Seller and Purchaser shall have responsibility for their other respective filing fees associated with any other required filings.

(f)Promptly after the date hereof, but in no event later than five (5) Business Days after the date hereof, Seller and Purchaser shall each appoint a transition team to cooperate in good faith to develop a plan for transitioning the Company’s Business (other than the Fronted Automobile Business) to Purchaser in order to make effective the transactions contemplated by this Agreement, which transition plan shall include, but not be limited to, the matters and terms set forth on Section 5.3(f) of the Seller Disclosure Schedule, and such transition plan shall be implemented in good faith by the Parties.

Section 5.4    Notification.

(a)From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied;

(ii)any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents; and

(iv)any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)From the date hereof until the Closing, subject to applicable Law, Purchaser shall promptly notify Seller in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; and

(ii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents.

(c)Purchaser's receipt of information pursuant to Section 5.4(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule. Seller’s receipt of information pursuant to this Section 5.4(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Purchaser in this Agreement

(d)No notice given pursuant to this Section 5.4 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit a Party’s right to indemnity under Article VII. Any such notice shall be deemed to modify the representations and warranties made herein, other than for purposes of determining satisfaction of the closing conditions in Article VI.

Section 5.5    Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Purchaser. Seller and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.6    Employee Matters.

(a)Purchaser will have reasonable access to the facilities of the Company for the purpose of conducting employment interviews with the individuals designated as the “Business Employees” and “Retained Employee” on Section 5.6(a) of the Seller Disclosure Schedule and will conduct the interviews as expeditiously as possible prior to Closing. Purchaser shall make offers of employment with Purchaser or one of its Affiliates, contingent on the Closing, to the Business Employees, in its sole discretion. Purchaser shall inform Seller of the identities of those Business Employees to whom Purchaser will not make an offer of employment. Unless and until Purchaser has informed Seller in writing that a particular Business Employee will not receive any employment offer from Purchaser, neither Seller nor any of its Affiliates shall (i) terminate the employment of any Business Employee except for cause, (ii) encourage or facilitate the voluntary termination of employment by any Business Employee or (iii) solicit, encourage or facilitate the continued employment of any Business Employee in a manner that could have the effect of discouraging such Business Employee from accepting employment by Purchaser. In the event that the Retained Employee’s or a Business Employee’s employment is terminated by such Retained Employee or Business Employee or Seller or any of its Affiliates prior to Closing, then Seller shall, or shall cause its Affiliates to, enforce the covenants set forth in any employment agreement or similar agreement to which such terminated Retained Employee or Business Employee is a party to as of the date hereof. Each such Business Employee who (w) accepts Purchaser’s offer, (x) voluntarily terminates his or her employment with the Seller, the Company or the applicable Affiliate thereof that employs him or her, if requested by Purchaser, (y) executes and delivers either a confidentiality and non-solicitation agreement or an employment agreement, in either case, if required by Purchaser, and (z) actually performs services for Purchaser or one of its Affiliates on the first business day following the Closing Date, shall be deemed to be a “Hired Business Employee.” Seller shall be responsible for all employment-related obligations with respect to all employees of Seller or any of its Affiliates other than the Retained Employee and a Hired Business Employee, provided, however, Seller shall remain responsible for all employment-related obligations to a Hired Business Employee to the extent such obligations arise with respect to a termination of such Hired Business Employee of employment with Seller or any of its Affiliates. For the avoidance of doubt, under no circumstances shall any employee of Seller or any of its Affiliates (other than the Retained Employee and a Hired Business Employee) be considered an employee of Purchaser for any purpose, and Purchaser shall have no Liability whatsoever with respect to any employees of Seller or any of its Affiliates (other than the Retained Employee and a Hired Business Employee).

(b)Purchaser shall cause the Company to take the following actions with respect to the Retained Employee and the Business Employees under any employee plans for which such employee may become eligible after Closing: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods to the extent such pre-existing condition or waiting period did not apply to the Employee under a comparable plan of the Company immediately prior to the Closing; (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Closing for the calendar year in which the Closing occurs, in satisfying any applicable deductible or out-of-pocket requirements under welfare plans or other employee benefit plans; and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to the Retained Employee and Business Employees, treat all service by the Retained Employee and the Business Employees with the Company before the Closing as service with the Company, Purchaser and its Affiliates.

(c)The employment by Purchaser of the Hired Business Employees shall commence effective as of 12:00 a.m., Eastern Time, on the day after the Closing Date. As of the Closing Date, to the extent necessary to enable (i) Purchaser to employ the Hired Business Employees and (ii) the Hired Business Employees to service the Business as conducted by Purchaser and its Affiliates after the Closing, Seller hereby waives and agrees not to enforce the non-competition, non-solicitation and confidentiality provisions of any employment or similar agreement between Seller and any of the Hired Business Employees and any provisions of such agreement that requires prior written notice by the Hired Business Employees of his or her election to voluntarily terminate his or her employment by the Company or any Affiliate of the Company. On or prior to the Closing Date, Seller shall pay, or cause to be paid, to the Retained Employee and each Hired Business Employee and all other employees who voluntarily terminate his or her employment by the Company or any Affiliate of the Company (x) all accrued but unpaid salaries, wages, commissions and bonuses earned by such employee through the Closing Date and (y) all accrued but unused sick time, vacation benefits and paid time off earned by such employee through the Closing Date. Seller agrees that neither Purchaser nor any of its Affiliates shall assume any Liabilities arising under or attributable to any Plan of the Company or arising from such termination by employees hereunder.

(d)This Section 5.6 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Company Plan or other benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any Employee or any other individual to any continued employment with the Company or compensation or benefits of any nature or kind whatsoever. It is understood and agreed that (i) Purchaser’s expressed intention to extend offers of employment as set forth in this Section 5.6 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment and (ii) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and applicable Law). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote the Retained Employee or any of the Hired Business Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of the Retained Employee or such Hired Business Employees.

(e)Effective no later than the day immediately preceding the Closing Date, Seller shall execute (or cause to be executed) a resolution and amendments to the Pension Plan reasonably acceptable to Purchaser and its counsel, and take all other steps necessary to have Seller or an Affiliate of Seller other than the Company assume the sponsorship of the Pension Plan.

(f)Seller shall provide any notices required under the WARN Act or similar state law.

Section 5.7    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and Seller; provided, however, Purchaser may otherwise disclose information about the Agreement and the transactions contemplated hereby as may be required by Law or by any listing agreement or rules with a national securities exchange or trading market (and in such case shall use commercially reasonable efforts to consult with such other Party prior to such release or statement) or to any Governmental Authority. The initial press release shall be published within one (1) Business Day of the execution and delivery of this Agreement. After the publication of the initial press release, until the Closing, neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, except as may be required by law or by any listing agreement with a national securities exchange or trading market (and in such case shall use commercially reasonable efforts to consult the other Party prior to such release or statement).

Section 5.8    Indemnification and Directors’ and Officers’ Insurance.

(a)For a period of six (6) years following the Closing Date, the Company will not amend its certificate of incorporation or by-laws in any way to reduce or eliminate the level of indemnification provided by the Company to the present and former officers and directors of the Company. This Section 5.8 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors and officers of the Company and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under law, contract or otherwise. If the Company (i) consolidates with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 5.8.

(b)Prior to the Closing, at Seller’s election and sole cost and expense, the Company may purchase a policy or policies (i.e., “tail coverage”) covering all present and former officers and directors of the Company for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement (such policy, the “D&O Tail Policy”). If such D&O Tail Policy is procured, then prior to the Closing Date, Seller shall deliver to Purchaser evidence of the continuation of such insurance coverages.

Section 5.9    No Solicitation of Other Bids.

(a)Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. From the date hereof through the first to occur of the Closing or the termination of this Agreement in accordance with Article IX, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock, limited liability company/membership interests or other equity securities of the Company; (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets or the Fronted Homeowners Business.

(b)In addition to the other obligations under this Section 5.9(b), Seller shall, and shall cause its Affiliates to, promptly (and in any event within forty-eight (48) hours after receipt thereof by Seller, its Affiliates or all its and their Representatives, advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 5.9(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser

Section 5.10    Preparation for Post-Closing Operation of the Business; Further Assurances; Post-Closing Cooperation.

(a)From time to time after the Closing, without additional consideration, each of the Parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents. If any Party to this Agreement following the Closing shall have in its possession any asset or right that under this Agreement should have been delivered to the other, such Party shall promptly deliver such asset or right to the other.

(b)Seller, on the one hand, and Purchaser, on the other hand, shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other for a period of one (1) year after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. Following the Closing, each Party will afford the other Party and its Representatives (i) such access as the other Party may reasonably request to all books, records and other data and information relating to the Company and (ii) the right to make copies and extracts therefrom at the cost of the

Party requesting such copies and extracts as is reasonably necessary (v) for financial reporting and accounting matters, (w) for other reasonable business purposes, (x) to facilitate the investigation, litigation, settlement and final disposition of any claims, including Tax claims or assessments, that may have been or may be made by or against Seller, Purchaser or any of their respective Affiliates or (y) in connection with any investigation by any Governmental Authority or otherwise to comply with applicable Law. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Purchaser and Seller shall reimburse the other Party for reasonable out-of-pocket costs and expenses incurred in assisting the other Party or their respective Affiliates pursuant to this Section 5.10; provided, that if the Party incurring any such costs or expenses determines in good faith that (A) the other Party should be responsible for certain costs or expenses and (B) such costs and expenses incurred in such instance would exceed $100,000, then the Party incurring such costs or expenses shall not be obligated to incur the costs or expense unless the other Party has agreed to accept responsibility for the payment thereof within ten (10) Business Days of receiving written notice setting forth the costs and expenses and rationale for payment by the other Party. Notwithstanding anything to the contrary contained herein, Seller shall be responsible for any costs and expenses incurred in connection with transitioning the Fronted Automobile Business to any Affiliate of Seller, including without limitation the transfer of the contracts listed on Section 5.17 of the Seller Disclosure Schedules. Seller shall have no obligation to deliver any data to Purchaser if such delivery would violate any agreement with any software provider; provided, however, that such agreement is listed on the Seller Disclosure Schedule and Seller shall have used its commercially reasonable efforts to obtain a waiver of any prospective violation from such third party.

(c)From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to maintain the confidence of any and all information, whether written or oral, concerning Purchaser, the Company or its business that was obtained by virtue of ownership of the Company, the completion of the transactions contemplated by this Agreement or otherwise obtained pursuant to this Section 5.10, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Neither Purchaser nor Seller shall be required by this Section 5.10 to (1) take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or (2) provide the other Party with access to its books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law or any agreement with any third party; provided, however, that such third party agreement has been disclosed to the other Party and the disclosing Party shall have used its commercially reasonable efforts to obtain a waiver from such third party.

Section 5.11    Contact with Customers and Suppliers. Prior to the Closing, neither Purchaser nor any Affiliate, officer, director, advisor, agent, employee or other representative shall contact any employee, customer, supplier or other person having a commercial relationship with the Company without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12    Non-Competition.

(a)During the three (3) year period commencing with the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, acting alone, as a member of any partnership or other business entity, as a holder of capital stock of any class or as agent or representative of any Person, in the Restricted Jurisdictions:

(i)(A) engage in the Restricted Business, (B) divert or attempt to divert any business or customer of the Restricted Business, by direct or indirect inducement, (C) otherwise do or perform, directly or indirectly, any other act injurious or prejudicial to the sale of any products or services by the Restricted Business, or (D) extend, or assist in arranging the extension of, any credit to any Person for the purpose of establishing, acquiring or otherwise conducting any such business or other activity prohibited by this Section 5.12(a)(i); or

(ii)employ, engage or solicit for employment or engagement the Retained Employee or any Business Employee during the period the applicable Business Employee is employed by Purchaser or any Affiliate of Purchaser and the six (6) month period after such employment terminates.

(b)For avoidance of doubt, Section 5.12(a) shall not apply to any successor to Seller’s ownership of a Subsidiary.
(c)Notwithstanding the foregoing, nothing contained in this Section 5.12 shall be deemed to preclude Seller or its Affiliates from owning not more than one percent (1%) of any class of equity securities of a publicly traded entity so long as such Seller or its Affiliate does not participate in any way in the management, operation or control of such entity.

(d)It is the desired intent of the Parties that the foregoing provisions of this Section 5.12 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if the covenants set forth in this Section 5.12 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made.

(e)Each of the Parties acknowledges that there is no adequate remedy at law for any breach or threatened breach by Seller or its Affiliates of the covenants and agreements set forth in this Section 5.12 and, accordingly, Seller agrees that Purchaser shall, in addition to the other remedies that may be available to it hereunder or at law, be entitled to seek an injunction temporarily or permanently enjoining Seller and its Affiliates from breaching or threatening to breach such covenants and agreements.

Section 5.13    One Beacon Promissory Note. Seller shall pay the outstanding amount of the OneBeacon Promissory Note or, if such One Beacon Promissory Note is paid in full prior to Closing, provide Purchaser evidence of the payment thereof in accordance with Section 2.5(e).

Section 5.14    Interim Financial Statements.

(a)From the date of this Agreement through the Closing, Seller shall, or shall cause the Company to, furnish promptly to Purchaser (i) a copy of each annual statement or quarterly statement filed by the Company with the Domiciliary Regulator after the date hereof, together in each case with any exhibits, schedules. amendments, supplements or notes thereto (collectively, the “Interim SAP Financial Statements”), and (ii) a copy of monthly GAAP underwriting income statement related to the Business for the period then ended prepared in the ordinary course of business (the “Interim GAAP Financial Statements”) and (iii) a copy of all periodic financial, actuarial and other reports relating to the Business prepared by Seller and its Affiliates in the normal course of business.

(b)The Interim SAP Financial Statements shall be prepared from the Records of Seller and the Company and, if required by applicable Law, shall be filed with Domiciliary Regulator on forms prescribed or permitted by it. The Interim SAP Financial Statements shall be prepared in conformity with SAP. Each of the balance sheets included in the Interim SAP Financial Statements shall fairly present in all material respects the financial position of the Company as of its date and each of the statements of operations included in the Interim SAP Financial Statements shall fairly present in all material respects the results of operations of the Company for the period therein set forth, in each case in accordance with SAP.

(c)The Interim GAAP Financial Statements shall: (i) be prepared from the Records, (ii) fairly present in all material respects the results of operations of the Business for the period then ended, and (iii) be prepared in conformity with GAAP (subject to normal and recurring year-end adjustments and without notes) applied on a basis consistent with the GAAP Financial Statements.

Section 5.15    Release of Indemnity Obligations. Seller covenants and agrees, on or prior to the Closing, to execute and deliver to Purchaser, for the benefit of the Company, a General Release and Discharge.

Section 5.16    Certain Transaction Documents.

(a)The Parties shall execute and deliver the following documents, which will be entered into in connection with the Closing: (i) in connection with the Fronted Automobile Business, a novation agreement, in substantially the form attached hereto as Exhibit C (the “Fronted Automobile Business Novation Agreement”), providing for the assumption by AutoOne of the applicable Insurance Contracts, the transfer of 100% of the unearned premium reserves, the loss reserves and premiums payable to AutoOne, and the release of the Company from all past and future obligations under the applicable Insurance Contracts, and (ii) in connection with the Fronted Homeowners Business, a novation agreement, in substantially the form attached hereto as Exhibit D (the “Fronted Homeowners Business Novation Agreement”), providing for the assumption by the Company of the applicable Insurance Contracts, the transfer to the Company of 100% of the unearned premium reserves, the loss reserves and premiums payable, and the release of Maidstone from all past and future obligations under the applicable Insurance Contracts.

Promptly after the date of this Agreement, the Parties shall negotiate the terms of the Sublease in good faith and on terms mutually acceptable to Purchaser and Seller and shall execute and deliver the same in connection with the Closing. Such Sublease shall provide for (i) rent from Purchaser determined based the monthly rent then in effect prorated based on the area on a square footage basis to be used by Purchaser and (ii) in the event that Seller negotiates with landlord alternative premises, the right of Seller to terminate the Sublease if Purchaser is unwilling to accept such alternative premises and the costs and expenses associated with Purchaser’s move thereto; provided, however, that Seller shall provide Purchaser with sixty (60) days prior notice of such termination.

Section 5.17    Excluded Contracts. On or before the Closing Date, Seller shall, or shall cause the Company or any applicable Affiliate of Seller to, assign and otherwise transfer the Contracts set forth on Section 5.17 of the Seller Disclosure Schedule to Seller or an Affiliate of Seller other than the Company (the “Excluded Contracts”) and such assignment(s) shall include a general release in favor of the Company and Purchaser. For the avoidance of doubt, Seller shall be solely responsible for all Liabilities with respect to each of the Excluded Contracts.

Section 5.18    Inbound Contracts. On or before the Closing Date, Seller shall, or shall cause the applicable Affiliate of Seller to, assign and otherwise transfer the Contracts and assets set forth on Section 5.18 of the Seller Disclosure Schedule to Purchaser or an Affiliate of Purchaser (after giving effect to the Closing) (the “Inbound Contracts”) and such assignment(s) shall include a general release in favor of the Seller and any applicable Affiliate for any Liabilities incurred under such Inbound Contract directly as a result of any event or action that occurs after the Closing. For the avoidance of doubt, Purchaser shall be solely responsible for all Liabilities incurred with respect to each of the Inbound Contracts directly as a result of any event or action that occurs after the Closing.

Section 5.19    Discharge of Obligations. On or before the Closing Date, Seller shall, or shall cause the Company, to discharge all interest bearing debt of the Company, if any, and any guarantee or other agreement of the Company to become responsible or liable for the payment of principal, interest or other amounts with respect to or the performance of obligations under, any interest bearing debt.

Section 5.20    Intercompany Accounts. On or before the Closing Date, Seller shall, or shall cause the Company to, terminate and settle (without any premium or penalty) all Contracts and accounts between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, on terms reasonably satisfactory to Purchaser, which such terms shall include a general release in favor of the Company and Purchaser.

Section 5.21    Reserving. Between the date of this Agreement and the Closing, for purposes of SAP, Seller shall cause the Company to fix and determine reserves using generally accepted actuarial standards consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant practices prescribed or permitted by the Domiciliary Regulator.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)All consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated, and no such consents or approvals shall (i) contain any conditions, restrictions or requirements which Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement to Purchaser or imposes a financial, operational or other requirement on the Company or Purchaser to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Purchaser Burdensome Condition”) or (ii) contain any conditions, restrictions or requirements which Seller reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement to Seller or imposes a financial, operational or other requirement on Seller or its Affiliates to such a degree that Seller would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Seller Burdensome Condition”).

(b)(i) No statute, rule, regulation, order, decree, proceeding or injunction shall have been issued, enacted, entered, promulgated, initiated, proposed or enforced by a Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents and (ii) no proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement or the Transaction Documents shall be pending.

(c)No Governmental Authority shall have taken any action or issued any order, directive or agreement that would prevent the execution and consummation of the transactions contemplated by the Fronted Automobile Business Novation Agreement or the Fronted Homeowners Business Novation Agreement on or prior to the Closing Date.

Section 6.2    Conditions to Purchaser’s Obligations. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time) , except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Business Material Adverse Effect,” “Seller Material Adverse Effect” or similar terms, in which case such representations and warranties (as so written, including the term “material” or “Business Material Adverse Effect” or “Seller Material Adverse Effect” or similar terms) shall be true and correct in all respects.

(b)All consents or approvals listed in Section 6.2(b) of the Seller Disclosure Schedule shall have been obtained and shall remain in full force and effect.

(c)Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(d)Since December 31, 2014, no Business Material Adverse Effect shall have occurred.

(e)Peter N. Resnick shall have complied with the covenants set forth in the Employment Agreement dated January 1, 2008 between the Company and him (the “Employment Agreement”).

(f)The Company shall not have received a downgrade by a third party rating agency of the financial strength, claims paying ability, insurance or other ratings of the Company.

(g)Seller shall have made the deliveries required under Section 2.5.

Section 6.3    Conditions to Seller’s Obligations. The obligations of Seller to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)The representations and warranties made by Purchaser in this Agreement shall be true and correct, in each case at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Purchaser Material Adverse Effect” or similar terms, in which case such representations and warranties (as so written, including the term “material” or “Purchaser Material Adverse Effect” or similar terms) shall be true and correct in all respects.

(b)Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(c)Purchaser shall have made the deliveries required under Section 2.4.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1    Survival of Representations, Warranties, Covenants and Agreements.

(a)The representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing (i) indefinitely with respect to the representations and warranties contained in Sections 3.1 Organization and Qualification of Seller, 3.2 Authority; Non-Contravention; Approvals, 3.3 Ownership of Shares, 3.4 Corporate Organization of the Company, 3.24 Brokers, 4.1 Organization and Qualification and 4.2 Authority; Non-Contravention; Approvals, (ii) for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days with respect to Sections 3.5 Taxes, 3.26 Employee Benefits and Related Matters and 3.27 Environmental Matters, and (iii) until eighteen (18) months after the Closing Date in the case of all other representations and warranties; provided, however, that any representation or warranty that would otherwise terminate in accordance with clause (i) or (ii) above will continue to survive if a notice of a claim shall have been given under this Article VII on or prior to such the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII, but such survival shall only be with respect to the matters covered by such notice of claim. Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive without limit.

(b)For purposes of this Agreement, Seller’s representations and warranties shall be deemed to include the Seller Disclosure Schedule.

Section 7.2    Indemnification of Purchaser.

(a)Seller shall indemnify and hold harmless Purchaser, its Affiliates and their respective successors and their respective shareholders and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay and reimburse each of them for, any and all Losses that may be asserted against, or paid, suffered, imposed upon or incurred by any Purchaser Indemnified Party based upon, that arise out of or otherwise result from (i) any inaccuracy in or any breach of any representation or warranty made by Seller in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; (iii) the Pension Plan; and (iv) the Excluded Contracts.

(b)Notwithstanding anything herein to the contrary, Seller shall not be required to indemnify Purchaser for, and Purchaser shall not be entitled to recover from Seller, any Losses if and to the extent such Losses were reflected, reserved for or accrued on the Closing Date Balance Sheet that is either accepted or otherwise finally determined pursuant to this Section 2.8 of this Agreement.

Section 7.3    Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective successors and their shareholders and Representatives (collectively, the “Seller Indemnified Parties”) from and against, and shall pay and reimburse each of them for, any and all Losses that may be asserted against, or paid, suffered, imposed upon or incurred by any Seller Indemnified Party based upon, that arise out of or otherwise result from (a) the inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, and (c) any Liabilities incurred pursuant to the Employment Agreement directly as a result of any event or action that occurs after the Closing.

Sections 7.4    Limitations.

(a)Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 7.2(a)(i) unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $300,000 (the “Deductible”) in the aggregate, in which case the Purchaser Indemnified Parties may bring a claim for all Losses and Seller shall be required to pay or be liable for all such Losses from the first dollar; provided, that the amount of Losses with respect to such claim exceeds $25,000 (any claim involving Losses equal to or less than such amount being referred to as a “De Minimis Claim”). The maximum liability of Seller under Section 7.2(a)(i) shall not exceed $8,550,000 in the aggregate (the “Indemnity Amount”). Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.3(i) unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in Section 7.3(i) in excess of the Deductible in the aggregate (not taking into account any De Minimis Claims), in which case the Seller Indemnified Parties may bring a claim for all Losses and Purchaser shall be required to pay or be liable for all such Losses from the first dollar and the maximum liability of Purchaser under Section 7.3(i) shall not exceed the Indemnity Amount. In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Party shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses do not exceed the amount of the remaining Deductible.

(b)Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) shall not apply to Losses based upon, arising out of or otherwise in respect thereof: (i) any inaccuracy in or breach of any representation or warranty in Sections 3.1 Organization and Qualification of Seller, 3.2 Authority; Non-Contravention; Approvals, 3.3 Ownership of Shares, 3.4 Corporate Organization of the Company, 3.5 Taxes or 3.24 Brokers; (ii) any indemnification claim made by a Purchaser Indemnified Party pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 8.1; (iii) any inaccuracy in or breach of any representation or warranty in Sections 4.1 Organization and Qualification, 4.2 Authority; Non-Contravention; Approvals and 4.4 Brokers; or (iv) any indemnification claim made by a Seller Indemnified Party pursuant to Section 7.3(ii) or Section 7.3(iii).

(c)For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Business Material Adverse Effect, Purchaser Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of, and as a result of the circumstances giving rise to, such Loss by the Indemnified Party.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, remote or speculative damages, other than indemnification for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required.

(f)Following the determination of any amount that Seller shall be obligated to indemnify, Purchaser or the Purchaser Indemnified Party, as applicable, pursuant to Section 7.2 or Article VIII (other than any claims arising out of, relating to or incurred as a result of fraud, criminal activity or willful misconduct), (i) Purchaser or the Purchaser Indemnified Party, as applicable, shall first, setoff such amount against any amounts owing under the Seller Note and (ii) next, to the extent such obligation to indemnify exceeds the amount Purchaser or a Purchaser Indemnified Party, as applicable, is entitled to setoff against the Seller Note and/or such obligation is not subject to the Indemnity Amount, Seller shall promptly pay to Purchaser or the Purchaser Indemnified Party, as applicable, any remainder of such excess.

Section 7.5    Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Purchaser or the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.

(c)Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim, except for any Direct Claim based on a breach of Section 5.12, in which case such response shall be within two (2) days. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Nothing in this Section 7.5 shall operate to in any way to restrict or limit the ability and timing for Seller or Purchaser to seek specific performance as provided in Section 10.10 for a Party’s failure to comply with any term or provision of this Agreement.

(e)Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.5 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VIII) shall be governed exclusively by Article VIII hereof, and, for the avoidance of doubt, the limitations under Section 7.4 shall not apply to such Tax matters.

Section 7.6    Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 7.7    Exclusive Remedy. Subject to Section 10.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VIII and this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VIII and this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 7.8    Insurance Proceeds. Any Losses shall be computed net of any insurance proceeds actually received by an Indemnified Party (less any of deductibles, co-payments or other costs incurred by the Indemnified Person (including increased insurance premiums) in seeking such collection).

ARTICLES VIII

TAXES

Section 8.1    Tax Indemnity.

(a)Purchaser shall be permitted to recover from Seller and from time to time, Taxes as provided in paragraph (b) hereof.

(b)Purchaser shall be entitled to recover the following Taxes: (i) all Taxes with respect to taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) and (ii) all Taxes with respect to taxable periods beginning before and ending after the Closing Date (“Straddle Periods”) to the extent that such Taxes are allocable to the period prior to Closing pursuant to this Agreement; provided that, Purchaser shall not be entitled to recover Taxes resulting from (x) a Code Section 338 election with respect to Purchaser’s purchase of the Shares pursuant to this Agreement or (y) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article III with respect to such Tax or any disclosures that may have been made with respect to Article III or otherwise. The indemnification obligations provided for herein shall apply even if the additional Tax liability results from the filing of a Tax Return or amended Tax Return with respect to a pre-Closing Date transaction or period (or portion of a period) by Purchaser, provided that Purchaser shall not cause or permit the Company to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) Seller consents in its sole discretion or (z) Purchaser obtains a legal opinion from counsel reasonably acceptable to Seller that such amended return is legally required to be filed.

(c)For purposes of this Agreement:
(i)In the case of any gross receipts, income, sales, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company.

(ii)In the case of any Taxes (other than gross receipts, income, sales, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of the sum of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (which shall be allocated to the Pre-Closing Tax Period) or occurring after the Closing Date (which shall be allocated to the Post-Closing Tax Period).

(iii)All payments due from Seller with respect to Taxes for which Seller have provided an indemnity therefor pursuant to this Agreement shall be made within ten (10) Business Days of the earlier to occur of: (i) an agreement by Seller and Purchaser as to Seller’s liabilities for such Taxes, (ii) the due date of the payment for the Taxes allocable to Seller pursuant to this Section 8.1, provided that Purchaser has notified Seller of such due date at least fifteen (15) Business Days prior to such due date or (iii) Seller’s receipt of notice of an assessment of such a Tax liability by a Tax Authority. Purchaser shall have the right, but not the obligation, to offset any Taxes for which Seller has provided an indemnity therefor pursuant to this Agreement against the Seller Note.
Notwithstanding anything herein to the contrary, Seller shall not be responsible for, and Purchaser shall not be entitled to recover from Seller, any Taxes to the extent such Taxes were reflected as a liability taken into account in the calculation of a Seller Post-Closing Adjustment

Section 8.2    Post-Closing Tax Matters.

(a)Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Purchaser shall make all changes reasonably requested by Seller in good faith (unless Purchaser is advised in writing by its independent outside accountants or attorneys that such changes (A) are contrary to applicable Law, or (B) will, or are likely to, have a material adverse effect on Purchaser, the Company, or any of their Affiliates after the Closing). In the event that Purchaser and Seller are unable to agree on the reporting of any item on such Tax Returns, Purchaser and Seller shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of such firm shall be final. Expenses of such independent public accounting firm shall be born evenly between Purchaser and Seller.

(b)Any Taxes for Straddle Periods shall be apportioned between Seller and Purchaser in the manner set forth in Section 8.1 hereof.

(c)Purchaser and Seller shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants, and advisors (including but not limited to freight forwarders and advisors with respect to customs duties) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the cost of the requesting Party. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other Parties so requests, Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(d)Purchaser agrees to give prompt notice to Seller of any Taxes or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.1 (a “Tax Proceeding”), and will give Seller such information with respect thereto as Seller may reasonably request. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the sole right to control and make all decisions regarding any Tax Proceeding for a Straddle or Post-Closing Period, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Seller has indemnified Purchaser, (i) Purchaser and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Purchaser shall be entitled to setoff against the Seller Note for its reasonable internal and external costs relating to such audit, (iii) Seller shall have the right (but not the obligation) to participate in such audit or proceeding at Seller’s expense, and (iv) Purchaser shall not enter into any agreement with the relevant Tax Authority pertaining to such Taxes without the written consent of Seller, which consent shall not unreasonably be withheld, conditioned or delayed, and Purchaser may, without the written consent of Seller, enter into such an agreement, provided that Purchaser shall have agreed to accept liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes. Seller shall have the right (but not the obligation) upon written request to Purchaser, to control and make all decisions regarding any Tax Proceeding for any Pre-Closing Tax Period; provided, however, that (x) Purchaser and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (y) Seller shall consult with Purchaser with respect to such Tax Proceeding and Purchaser shall have the right (but not the obligation) to participate and employ counsel, at its own expense, separate from counsel employed by Seller and (z) Seller shall not enter into any agreement with the relevant Tax Authority pertaining to Taxes not indemnified by Seller (including but not limited to any such agreement that would increase the Company’s Taxes for a Post-Closing Tax Period) without the written consent of Purchaser, which consent shall not unreasonably be withheld, conditioned or delayed.

Section 8.3    Transfer Taxes. Purchaser and Seller shall each be responsible for fifty percent (50%) of any transfer taxes imposed by any foreign, federal, state, local or other taxing body as a result of the consummation of the transactions contemplated by this Agreement. Purchaser agrees that it shall pay all such transfer taxes and, to the extent Purchaser pays Seller’s portion of such transfer taxes, Purchaser shall be entitled to be setoff against the Seller Note of such amounts.

Section 8.4    Tax Sharing Agreements. All tax sharing agreements or arrangements among and between Seller and the Company, whether or not written, if any, shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect. Seller and the Company shall, unless otherwise directed by Purchaser, terminate any power of attorney granted by or on behalf of Seller or the Company, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing by:

(a)the mutual written agreement of Seller and Purchaser;

(b)either Seller or Purchaser if any court of competent jurisdiction or other Governmental

(c) Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have performed in all material respects its obligations under this Agreement at the time of such termination;

(d)Seller or Purchaser (but only so long as Seller or Purchaser, as applicable, is not in material breach of its obligations under this Agreement at such time), in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement by the non-terminating Party, which breach (i) cannot be or has not been cured by such non-terminating Party within twenty (20) Business Days following written notification thereof by the terminating Party or (ii) would entitle the terminating Party not to consummate the transactions contemplated hereby under Article VI; or

(e)Seller or Purchaser if the Closing shall not have occurred on or before nine (9) months from the date of this Agreement, unless the failure to consummate the Closing is due to the failure to act by the terminating Party (or its Affiliates).

Section 9.2    Termination Due to Burdensome Condition.

(a)If the Domiciliary Regulator has imposed, or communicated in writing to Purchaser that it will impose, one or more Purchaser Burdensome Conditions, then Purchaser shall confirm in writing to Seller within thirty (30) days following the first to occur of the imposition of such Purchaser Burdensome Condition(s) or receipt of a written communication of such Purchaser Burdensome Condition(s) (the “Purchaser Review Period”) as to whether Purchaser will (a) accept such Purchaser Burdensome Condition(s) for purposes of satisfying the condition set forth in Section 6.1(a)(i) or (b) not accept such Purchaser Burdensome Condition(s). If Purchaser does not accept such Purchaser Burdensome Condition(s) or if Seller has not received written confirmation from Purchaser that it will accept the Purchaser Burdensome Condition(s) by the expiration of the Purchaser Review Period, then either Party may terminate this Agreement and the transactions contemplated by this Agreement may be abandoned.

(b)If the Domiciliary Regulator has imposed, or communicated in writing to Seller that it will impose, one or more Seller Burdensome Conditions, then Seller shall confirm in writing to Purchaser within thirty (30) days following the first to occur of the imposition of such Seller Burdensome Condition(s) or receipt of a written communication of such Seller Burdensome Condition(s) (the “Seller Review Period”) as to whether Seller will (a) accept such Seller Burdensome Condition(s) for purposes of satisfying the condition set forth in Section 6.1(a)(ii) or (b) not accept such Seller Burdensome Condition(s). If Seller does not accept such Seller Burdensome Condition(s) or if Purchaser has not received written confirmation from Seller that it will accept the Seller Burdensome Condition(s) by the expiration of the Seller Review Period, then either Party may terminate this Agreement and the transactions contemplated by this Agreement may be abandoned.

Section 9.3    Effect of Termination. If this Agreement is validly terminated pursuant to Sections 9.1 or 9.2, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any Party hereto or its Affiliates or Representatives, other than the provisions of this Section 9.3 and Article X hereof. Nothing contained in this Section 9.3 shall relieve any Party from liability for any breach of this Agreement occurring prior to termination.

ARTICLE X

MISCELLANEOUS
Section 10.1    Notices. All notices, requests, consents, waivers, demands and other communications under this Agreement shall be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses, emails or facsimiles (or at such other addresses or facsimile for a Party as shall be specified by the notice given in accordance with this Section 10.1):

If to Seller:

Interboro LLC
c/o Peter Schiff
Northwood Ventures LLC
485 Underhill Boulevard, Suite 205
Syosset, New York 11791
Email: pschiff@northwoodventures.com

With a copy (which shall not constitute notice) to:

James V. Hatem, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110-2131
Facsimile: (866) 947-0952

If to Purchaser:

United Insurance Holdings Corp.
360 Central Ave., Suite 900
St. Petersburg, Florida 33701
Facsimile: (727) 280-4168
E-mail: ksalmon@upcinsurance.com
Attention: Kimberly A. Salmon, General
Counsel & Chief Legal Officer

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 872-9815
E-mail: patrick.dugan@squirepb.com
Attention: Patrick J. Dugan

Section 10.2    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 10.3    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that Purchaser and Seller shall equally share all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.4    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver (a) of the same or any other term or condition of this Agreement on any future occasion or (b) in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.5    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party to this Agreement.

Section 10.6    No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

Section 10.7    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party to this Agreement by operation of law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns. Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Affiliates.

Section 10.8    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Transaction Documents by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the Party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 10.9    Waivers.

(a)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10    Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.11    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.12    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 10.13    Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 10.14    Disclosure Schedules. The Parties hereto agree that, for purposes of Seller’s representations and warranties in this Agreement, items disclosed in one Section of the Seller Disclosure Schedule are deemed to be disclosed in all other Sections of the Seller Disclosure Schedule if their relevance to such other Section is reasonably apparent on its face (without need to examine underlying documentation). The disclosure of any item or matter in the Seller Disclosure Schedule shall not be deemed to constitute an admission by Seller that such item or matter is material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
UNITED INSURANCE HOLDINGS CORP.

By:     /s/ John L. Forney
Name:    John L. Forney
Title:    Chief Executive Officer

INTERBORO LLC

By:     /s/ Peter Schiff
Name:    Peter Schiff
Title:    Manager

EXHIBIT A
GENERAL RELEASE OF CLAIMS
Reference is made to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of September 26, 2015, by and among United Insurance Holdings Corp., a Delaware corporation (the “Purchaser”), and Interboro LLC, a Delaware limited liability company (the “Seller”), relating to the purchase by Purchaser of all the share of capital stock of Interboro Insurance Company, an insurance company domiciled in the State of New York. All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Stock Purchase Agreement.
For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned, intending to be legally bound, on behalf of itself and its Affiliates, and their respective successors, assigns and any other person or entity claiming by, through, or under any of the foregoing (the “Releasors”), does hereby release, acquit and forever discharge the Company, its Subsidiaries, and each of their respective future directors, officers, employees, agents, successors, and assigns (the “Releasees”), of and from any and all manner of Action or Actions, cause or causes of action, suits, arbitrations, demands, debts, Contracts, agreements, promises, indebtedness, Liabilities, claims, damages, deficiency, responsibility or losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in Contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, which any of the Releasors now has or may hereafter have against the Releasees, or any of them, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the date first written above.
This General Release of Claims shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this General Release of Claims to be duly executed on its behalf by its duly authorized officer as of _________ ___, 2015.

SELLER:
INTERBORO LLC
By:    _________________________
Name:
Title:

EXHIBIT B

THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “1933 ACT”) OR APPLICABLE STATE LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND/OR SUCH LAWS COVERING THIS INSTRUMENT, OR THE COMPANY (AS DEFINED BELOW), UPON ITS REQUEST, RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS INSTRUMENT STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND APPLICABLE STATE LAWS.

SUBORDINATED PROMISSORY NOTE

$8,550,000                                        [__________], 2015
FOR VALUE RECEIVED, the undersigned, United Insurance Holdings Corp., a Delaware corporation (the “Company”), promises to pay to the order of Interboro LLC, a Delaware limited liability company (the “Holder”), the principal sum of EIGHT MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS ($8,550,000), subject to downward adjustment as provided herein (“Principal”), together with interest thereon pursuant to the terms of this Subordinated Promissory Note (this “Note”).

1.Stock Purchase Agreement. This Note represents a portion of the consideration payable to Holder by the Company pursuant to and in accordance with that certain Stock Purchase Agreement, dated September 26, 2015, by and between the Company and the Holder (“Stock Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Purchase Agreement.

2.Interest Rate Provisions.

2.1    Interest Rate. From the date of this Note until the repayment of this Note in full, interest shall accrue on the Principal outstanding from time to time at the fixed rate of 6% per annum (as the same may be adjusted in accordance with Sections 2.2 hereof, the “Pay Rate”).

2.2    Calculation of Interest. Interest shall be calculated on the basis of a 365-day year on the actual number of days elapsed.

2.3    Limit of Validity. Notwithstanding any other provision of this Note, the Holder does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable Law. Any payments in excess of such maximum shall be refunded to the Company or credited to reduce the then outstanding Principal hereunder.

3.Payment Provisions.

3.1    Payment at Maturity. Subject to Sections 3.2 and 3.6 and unless there is a pending indemnification claim contemplated by the Stock Purchase Agreement, on the date that is eighteen (18) months from the date of this Note (the “Maturity Date”), the entire then outstanding amount of Principal, together with all accrued but unpaid interest, shall be due and payable in full without further notice or demand and the Company shall pay such amount. If there is any pending indemnification claim under the Stock Purchase Agreement, then the Maturity Date shall be extended until such claim is no longer outstanding and the amounts payable at the Maturity Date shall be subject to downward adjustment as contemplated by Section 3.6 hereof.

3.2    Optional Prepayments. The Company shall have the option to prepay this Note in whole or in part at any time in its sole discretion without penalty.

3.3    Business Day. If any payment of Principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a day on which commercial banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

3.4    Payments in General. All payments and prepayments by the Company to Holder (if any) shall

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be applied first, to interest (including prepaid interest), and thereafter to unpaid Principal. All payments shall be in U.S. Dollars in immediately available funds.

3.5    Right of Setoff. This Note and the Company’s obligations hereunder are expressly subject to all rights of the Company pursuant to the Stock Purchase Agreement. Without limiting any other rights of the Company hereunder or under the Stock Purchase Agreement, the Company shall have the right, in accordance with the Stock Purchase Agreement, to withhold and setoff against any amount due hereunder, or, at the Company’s option and in the Company’s sole discretion, to reduce the amount of the outstanding Principal, by the amount of all or part of any Loss relating to a claim for indemnification to which the Company or any Purchaser Indemnified Party may be entitled under the Stock Purchase Agreement. If the Company decides to setoff the Principal amount of this Note, then it shall provide Seller written notice (“Notice”) of such setoff and the amount, whereupon the Principal shall be automatically reduced by the amount set forth in such Notice. In the event that it is determined by agreement between the Company and Seller or by a court of competent jurisdictions that the Company was not entitled to setoff all or part of any Loss relating to a claim for indemnification against any amount due hereunder or to reduce the amount of the outstanding Principal amount of this Note, interest shall accrue hereunder with respect to all or part of any Loss so determined as if the outstanding Principal hereunder was never reduced.

3.6    Cancellation. After all obligations for the payment of money arising under this Note have been paid in full or amounts payable setoff as contemplated by Section 3.6 hereof (whichever occurs first), this Note will be promptly surrendered by Holder to the Company for cancellation.

4.Subordination. Any right of Holder to payment of Principal or interest from the Company shall be subordinated to all claims and rights that any financial institution may now or hereafter extend financing to the Company, including but not limited to the holders of Senior Debt. “Senior Debt” means all indebtedness of the Company outstanding from time to time that is designated either secured or senior debt at the time it is incurred. Upon any failure to pay principal or interest when due under any Senior Debt or any other occurrence of an Event of Default under any Senior Debt, any payment of Principal or interest to Holder shall be collected, enforced or received by Holder as trustee for and paid over to any holders of the Senior Debt. Holder agrees that in the event of any payment of Principal or interest by the Company to Holder by reason of any receivership, insolvency or bankruptcy proceeding, or proceeding for reorganization or readjustment of the Company or its properties, or otherwise, then, in any such event, the holders of Senior Debt shall be preferred in the payment of their claims over the claim of Holder to payment of Principal or interest, and the claims of the holders of Senior Debt shall be first paid and satisfied in full before any payment or distribution of any kind or character, whether in cash or property, shall be made to Holder.

5.Default and Remedies. The occurrence of any one or more of the following shall constitute an event of default (each, an “Event of Default”) hereunder:

5.1    the Company’s failure to pay and/or deliver when due any amounts owed hereunder and such failure shall continue unremedied for ten (10) Business Days following receipt by the Company of written notice of such failure from Holder;

5.2    the Company shall fail to perform any covenant contained in this Note and such failure continues for more than thirty (30) days following receipt by the Company of written notice of such failure from Holder; or

5.3    the Company (a) becomes insolvent, (b) makes an assignment for the benefit of its creditors, (c) applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its assets or business or such a receiver or trustee is otherwise appointed, (d) admits in writing its inability to pay its debts as they mature, or (e) institutes or has instituted against it, bankruptcy, insolvency, dissolution, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtor.

The Company shall notify Holder in writing within five (5) Business Days after the occurrence of an Event of Default. Upon an Event of Default, except an Event of Default under Section 5.3, and at any time thereafter during the continuance of such Event of Default, the Holder may, at its option, by notice to the Company declare the entire principal amount then outstanding under this Note to be immediately due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with all accrued and unpaid interest thereon (including at the Default Rate (as defined below)) shall become forthwith immediately due and payable, without presentment, demand, protest or any other notice of any kind and regardless of any prior forbearance, and the Company shall pay such amount. Upon an Event of Default described in Section 5.3, the principal amount then outstanding under this Note shall automatically become immediately due and payable, together with all accrued and unpaid interest thereon (including at the Default Rate), without presentment demand, protest or any other notice of any kind, regardless of any prior forbearance, and the Company shall pay such amount. If an Event of Default shall occur, the Company shall pay interest on the Principal at an annual rate of twelve percent (12%) (computed on the basis of a year of 365 days) (the

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“Default Rate”), for the period from (and including) the date on which such Event of Default first existed to (but excluding) the date on which: (a) the principal, and any accrued interest on this Note is paid by the Company to the Holder in full, or (b) the date on which such Event of Default shall have been cured or waived (it being acknowledged by the Company that: (i) the Holder shall be under no obligation to waive any such Event of Default, and (ii) the imposition of interest at the applicable Default Rate shall not be construed as a waiver or limitation of any rights or remedies of the Holder arising out of any such Event of Default). Notwithstanding anything to the contrary set forth in this Section 5, any acceleration of this Note pursuant to this Section 5 shall be subject to the rights of the Company pursuant to Section 3.6 above.

6.Successors and Assigns. The rights of the Holder under this Note may not be assigned by the Holder without prior written consent of the Company. The rights and obligations of the Company under this Note may not be assigned by the Company without the prior written consent of the Holder. The rights and obligations of the Holder and the Company under this Note shall apply to, bind and inure to the benefit of their successors and permitted assigns.

7.Notices. All notices and other communications given hereunder shall be made in accordance with the terms of the Stock Purchase Agreement.

8.Amendments. This Note may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Holder and the Company.

9.Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

10.Enforcement. The Company shall reimburse the Holder for all reasonable attorneys’ fees, costs and other expenses incurred or sustained by the Holder in connection with or related to the Holder’s collection of the principal or any accrued interest on this Note, including without limitation such fees, costs, and expenses related to any action or proceeding or any action in bankruptcy related to enforcement or collection of this Note.

11.Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The rights and remedies of the parties to this Note are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Note or any of the documents referred to in this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

{Signature appears on the following page.}

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IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed on the day and year first above written.

UNITED INSURANCE HOLDINGS CORP.

By:
Name:
Title:

Agreed and accepted by:

INTERBORO LLC

By:
Name:
Title:

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EXHIBIT C

NOVATION AND ASSUMPTION AGREEMENT

This NOVATION AND ASSUMPTION AGREEMENT (“Agreement”), effective as of [________], 2015 (the “Effective Date”), is by and among Interboro Insurance Company, a New York domiciled insurance company (“Interboro”), AutoOne Insurance Company, a New York domiciled insurance company (“AutoOne”), and Interboro LLC, a Delaware limited liability company (“Parent”). Interboro, AutoOne and Parent are each a “Party” to this Agreement, and collectively they are referred to herein as the “Parties”.

WHEREAS, Parent entered into a Stock Purchase Agreement with United Insurance Holdings Corp., a Delaware corporation (“Purchaser”), dated September 26, 2015 (the “Stock Purchase Agreement”), pursuant to which Purchaser will acquire all of the outstanding common stock of Interboro;

WHEREAS, Interboro, a subsidiary of Parent prior to the closing of the transactions contemplated by the Stock Purchase Agreement and, after giving effect to such transactions, a newly acquired subsidiary of Purchaser, is entering into this Agreement in accordance with the terms thereof;

WHEREAS, Interboro has issued certain automotive insurance policies, itemized in accordance with Section 3.4 of this Agreement; all such Interboro policies, including all declarations, amendments and endorsements thereto, if any, are referred to herein as the “Policies”; all those Policies that are in force or bound on the Effective Date are referred to as the “Active Policies”; and all those Policies that, as of any date before the Effective Date, lapsed, expired, or were canceled or surrendered are referred to as the “Expired Policies”; and

WHEREAS, in consideration of Interboro’s payment of the Premium (as defined below), and its assignment of all rights to future policyholder premiums for the Policies to AutoOne, the Parties have agreed to transfer all liability with respect to the Policies to AutoOne, and to novate the Active Policies by substituting AutoOne for Interboro as insurer thereunder, such that, as of the Effective Date, AutoOne will (a) assume all of Interboro’s interests, rights, duties, obligations, and liabilities under the Active Policies, and (b) reinsure one hundred percent (100%) of Interboro’s risks, liabilities and obligations under the Expired Policies and the Opt-Out Policies (as defined below).

NOW, THEREFORE, for and in consideration of the premises and/or other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound in contract, hereby agree as follows:

Section 1.Novation and Assumption

1.1    Excepting only those Active Policies for which the Policyholder (as defined below) effectively rejects the transfer and novation as provided elsewhere herein (such rejected Policies, the “Opt-Out Policies”), this Agreement is intended to effect a novation of all Active Policies (such novated Active Policies, the “Novated Policies”), and of Interboro’s rights and obligations thereunder and AutoOne’s concurrent succeeding to such rights and assuming such obligations (the “Novation”). The effective date of the Novation, to be specified in the Policyholder notices sent pursuant to Section 3.1, is referred to herein as the “Novation Date.” The Parties shall cooperate and exercise their reasonable efforts to cause the Novation Date to coincide with the Effective Date.

1.2    As of the Novation Date, AutoOne hereby irrevocably assumes as exclusive liabilities and obligations of AutoOne to the policyholders, all interests, rights, privileges, duties, obligations, defenses and Policy Liabilities (as defined below) of Interboro under the Novated Policies and hereby agrees to pay, perform and discharge such duties, obligations, and Policy Liabilities as and when due in accordance with the terms and subject to the conditions and exclusions of the Novated Policies.
1.3    As of the Novation Date, Interboro hereby irrevocably assigns to AutoOne all of Interboro’s rights, title, and interest in, to and under the Novated Policies, including without limitation Policyholder receivables and all recoveries and recoverables related to the Novated Policies, existing as of or arising on or after the Novation Date, and/or under applicable law together with all books, records, files, data, renewal information, underwriting information, claim information and any other relevant data or records related to such Novated Policies (the “Records”).

1.4    AutoOne is hereby irrevocably designated the successor to Interboro under the Novated Policies as if such Novated Policies, from and after the Novation Date, were direct obligations of AutoOne. AutoOne substitutes itself as of the Novation Date in the place and stead of Interboro as if named in the Novated Policies in place of Interboro.

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1.5    As of the Effective Date, Interboro hereby cedes to AutoOne, and AutoOne hereby assumes and reinsures from Interboro, one hundred percent (100%) of Interboro’s Policy Liabilities under the Expired Policies and the Opt-Out Policies.

1.6    AutoOne shall have the full benefit of any and all defenses, setoffs and counterclaims to which Interboro would be entitled with respect to any of the Policy Liabilities, it being expressly understood and agreed by the Parties that no such defenses, setoffs or counterclaims are waived or relinquished by execution of this Agreement or consummation of the transactions contemplated hereunder and that, as of the Effective Date, AutoOne shall be fully subrogated to all such defenses, setoffs and counterclaims.

1.7    Subject to Section 6.3 of this Agreement, AutoOne will be responsible for handing, adjusting and paying, as and when due, claims for losses covered and payable under the Policies. Interboro shall be responsible for notifying AutoOne in writing of any claim received or the commencement of any legal proceedings against Interboro with respect to such claim within five (5) business days. From and after the Effective Date, AutoOne shall have the exclusive right to conduct and control the defense of any claim for loss or benefits under the Policies, regardless of the date of occurrence or claim report, and to settle all such claims. All adjustments, payments, and settlements by AutoOne of claims and losses under the Policies shall be binding on Interboro.

The term “Policy Liabilities” shall mean the gross liability of Interboro for losses arising from or related to the Policies (excluding liabilities to the extent paid or otherwise discharged by Interboro prior to the Effective Date) before deduction for all applicable cessions, if any, under any reinsurance agreements. Policy Liabilities shall also include the following if not paid or otherwise discharged by Interboro prior to the Effective Date):
(a)all liability for premium taxes on premiums arising from or related to the Policies, received by Interboro on or after the Effective Date and actually remitted to AutoOne;

(b)all liability in connection with the participation by Interboro, whether involuntary or voluntary, in any guaranty fund, assigned risk plan or other government mandated programs or associations of any kind established or governed by the state of Interboro’s domicile or any other state or jurisdiction, which participation is based on premiums arising under the Policies, received by Interboro on or after the Effective Date and actually remitted to AutoOne;

(c)all liability for any assessments, residual market loads or similar charges, whether based on losses, premiums or otherwise, arising from or related to the Policies which become payable on or after the Effective Date;

(d)all liability for returns or refunds of premiums arising from or related to the Policies which become payable on or after the Effective Date;

(e)all liability for any fees of third party administrators of the Policies which become payable for services first rendered on or after the Effective Date;

(f)all liability (to the extent permitted by law) for consequential, exemplary, punitive or similar damages which arise from or relate to any alleged or actual act, error or omission by Interboro, whether intentional or otherwise, or from any reckless conduct or bad faith by Interboro in connection with the handling or settlement of any claim under any of the Policies or in connection with the preparation, issuance, delivery or cancellation of any of the Policies; and

(g)all liability for payments for any loss not covered under the written terms of a Policy, including any commercial accommodations.

Section 2.    Premium

2.1    Interboro shall pay AutoOne a premium in the amount of $[___________] in cash (the “Premium”), which is an amount equal to the net statutory reserves (net of third party reinsurance and any receivables from involuntary pools or associations) of Interboro with respect to the Policies, including loss reserves (including case reserves and reserves for losses incurred but not reported), loss adjustment expense reserves, and unearned premium reserves, calculated as of the Effective Date in accordance with statutory accounting principles.

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2.2    Within 60 days after the Effective Date, the Parties will perform a true-up of the Premium to account for any differences between estimates used at the Effective Date and the actual balances at such date, including without limitation to adjust for any difference between the Effective Date and Novation Date.

2.3    Payment of the Premium shall be made by wire transfer of immediately available funds to an account of AutoOne designated in writing to Interboro by AutoOne on the Effective Date. AutoOne’s receipt of the full amount of the Premium shall be a condition precedent to AutoOne being liable under the Policies and to perform its obligations under this Agreement.

2.4    On the Novation Date, AutoOne will place an amount equal to 110% of the unearned premium and loss (including incurred but not reported losses) and loss adjustment expense reserve balances related to the Policies into a Regulation 114 trust account with a commercial bank reasonably acceptable to Interboro for the benefit of Interboro (“Collateral”). AutoOne shall be required at all times to maintain collateral equal to 110% of the unearned premium and loss (including incurred but not reported losses) and loss adjustment expense reserve balances of the Policies. AutoOne shall in good faith determine the amount of Collateral required every fiscal quarter and shall ensure that the loss (including incurred but not reported loss) and loss adjustment expense reserves used to calculate such Collateral requirements (i) have been prepared in accordance with the statutory accounting practices prescribed or permitted by the Department (as defined below), applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate governmental authority and (ii) were determined using generally accepted actuarial principles consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant regulatory policy.

2.5    For the avoidance of doubt, AutoOne’s aggregate liability for the Policies is not limited to the amount of Collateral in place at any time. Such Collateral is only meant to secure AutoOne’s obligations under Sections 1.2 and 1.5.

Section 3.    Notice to Policyholders and Other Procedures

3.1    As soon as practicable after the Effective Date, Interboro and AutoOne shall jointly send written notice to each policyholder (the “Policyholder”) with respect to the Active Policies, informing those Policyholders of the novation of the Active Policies, their assignment and transfer to AutoOne, the assumption of the obligations under the Active Policies by AutoOne, and the resulting release of Interboro, subject only to timely rejection of the novation of a given Active Policy by its Policyholder, and providing information regarding where to send premium payments and how to contact AutoOne, substantially in the form of Exhibit A attached hereto, or such other form approved or permitted by the New York State Department of Financial Services (“Department”). Interboro and AutoOne may elect to send a similar follow-up or reminder notice.

3.2    Upon expiration of the notice period, or after any other indication of consent or lack of objection to the novation, as to any Active Policy, AutoOne may send a suitable endorsement to that Policy’s Policyholder, in substance substituting AutoOne as the insurer under that Policy, in a form approved or permitted by the Department.

3.3    If it has not already done so sooner, immediately after executing this Agreement, Interboro shall deliver, to each of its reinsurers that reinsures any coverage or risk under the Policies or any of them, any notice and any other information regarding this Agreement and the transactions for which it provides that the governing reinsurance agreement requires or the reinsurer thereunder reasonably requests, and shall immediately request any consent or approval required thereunder, all such consents and approvals to be effective no later than as of the Effective Date. Interboro hereby represents and warrants that no such reinsurance agreement prohibits the Novation, assumption, reinsurance, or other arrangement provided for herein, and that all coverage and recoverables under all such reinsurance agreements will remain valid and in full force and effect notwithstanding the transactions for which this Agreement provides.

3.4    Interboro represents and warrants that it has delivered to AutoOne a complete and accurate itemization of and data about the Policies, in such detail and format as reasonably AutoOne reasonably requests. The Expired Policies so itemized and subject to this Agreement shall include only those Expired Policies as to which, at the Effective Date, Interboro carries any reserve, or under which there then is, or later comes to be, a reported or open claim, a coverage dispute, or any pending or expressly threatened litigation, or as to which there then is or later comes to be any other known contingent or additional liability. No later than the Effective Date, Interboro shall deliver to AutoOne the originals or complete copies of all of its Records concerning the Policies, in form and format to which the parties agree. The Parties shall cooperate diligently and in good faith to effectuate a prompt and smooth transition of servicing of all Policies, including policy administration and claims handling and payment as appropriate.
3.5    From and after the Effective Date, Interboro shall have no authority to take any action with respect to the Policies, and shall not do so or purport to do so, except at the express prior consent, request, or direction of AutoOne. Interboro

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shall promptly remit to AutoOne, in full and without deduction or setoff, any and all premiums or other consideration it receives or collects respecting the Policies, and all recoveries thereon by way of subrogation, reinsurance, or otherwise, and shall refer and forward to AutoOne, in such means and manner as AutoOne reasonably requests, all communications regarding any of the Policies, whether from Policyholders, producers, claimants, adjusters, regulators, lawyers for any of them, or other persons.

Section 4.    Policy Administration

4.1    From and after the Effective Date, or as soon practicable thereafter as the Parties, exercising their reasonable efforts and deliberate speed, can achieve, AutoOne shall assume and perform, at its expense, all duties and responsibilities for administering and servicing the Policies, including without limitation: handling communications with Policyholders, other claimants, producers, and their representatives; processing, adjusting, settling and paying claims; amendments and endorsements to and cancellations or renewals of Policies; and supervising and controlling defense and settlement of any legal proceedings or other dispute resolution procedures respecting claims or other litigation or disputes relating to any Policies. Interboro shall cooperate upon AutoOne’s reasonable request in all such matters.

4.2    Interboro shall promptly deliver to AutoOne, in such manner and place as it specifies from time to time, all communications relating to any Policy or this Agreement (and not exclusively concerning a matter for which AutoOne can have no responsibility or liability), and any and all payments, compensation, or recoveries in respect of any Policy, received from Policyholders, claimants, producers, reinsurers regulatory authorities, and any other person.

4.3    Before the Effective Date, Interboro shall furnish to Parent and AutoOne copies of any contracts for policies or claims servicing or handling relating to any of the Policies. As of the Effective Date, except as Parent otherwise instructs or permits in writing, Interboro at it expense shall terminate all such agreements at they relate to the Policies (but not so far as such an agreement relates to business of Interboro apart from the Policies). At the request of Parent or AutoOne, Interboro shall use its reasonable efforts to assign to AutoOne, as of the Effective Date, any such agreement as it relates to some or all Policies.

4.4    From and after the Effective Date, AutoOne shall periodically furnish loss runs and other usual reports and data relating to the claims and losses and any other relevant activity under the Expired Policies and the Opt-Out Policies. AutoOne and Interboro shall cooperate and consult in good faith in deciding the frequency, form, and content of such reports, so that both can maintain appropriate books, records and accounts and can prepare and, as needed, file financial statements and furnish needed data and records to their accountants, auditors, and regulators. Similarly the Parties shall cooperate in good faith so that Interboro can and will submit all required data and reports to its reinsurers that reinsure any risks under any Policies and so that Interboro and AutoOne can seek and obtain all proper recoveries thereunder.

4.5    In event of any regulatory examination, or governmental inquiry or investigation, or any legal proceeding relating to this Agreement, the transactions it contemplates, or any of the Policies, the Parties shall cooperate, each at its own expense and in consultation with its own counsel and other advisors, in a manner that will enable the Party that is subject to such process or proceeding to respond appropriately to requests, demands or legal process calling for access to or production of information or documents, but this provision shall in no event obligate any party to waive or relinquish any evidentiary privilege or other legal or equitable right or remedy.

4.6    Interboro or its representatives, upon one (1) business day’s advance written notice, shall be entitled to access, review, or audit, at Interboro’s sole expense, the relevant books and records of AutoOne relating to the Policies during normal business hours. To the extent necessary to carry out the terms of this Agreement, AutoOne, at its sole expense, shall be entitled to access and review of Interboro’s records as they pertain to the Policies.

4.7    For so long as AutoOne is liable under any of the Novated Policies, it shall remain duly licensed and authorized as an admitted insurer to transact property and casualty insurance business in the State of New York and to transact the lines of insurance applicable to the Novated Policies, and remain in compliance with New York law, rules, and regulations governing its insurance business, and with this Agreement. If AutoOne becomes subject to any regulatory discipline, financial impairment or insolvency issues, AutoOne shall promptly so inform Interboro.

4.8    As AutoOne will become the insurer under all Novated Policies, from and after the Novation Date it shall be solely responsible, as to the Novated Policies, for rates and forms (including without limitations all needed filings and approvals thereof), and for any and all cancellations, renewals, extensions, amendments, and endorsements, and all offers of renewal or replacement policies shall be on AutoOne’s policy forms and rates then in use for the purpose. As Interboro will remain the insurer under all other Policies, including specifically the Opt-out Policies, Interboro’s currently approved and in use rates and forms will continue to be used for such Policies. So far as applicable law and the terms of Opt-out Policies permit, in connection

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with scheduled expiration of any Opt-out Policy, or as and when requested or allowed by its applicable Policyholder or an agent of record therefor, AutoOne shall offer to renew or replace an Opt-out Policy with an AutoOne policy using its forms and rates then in effect.

4.9    At the request of AutoOne, Interboro will exercise reasonable efforts to assign to AutoOne any producer contract in effect on the Effective Date and relating to any of the Policies. Promptly after the Effective Date, Interboro and AutoOne will cooperate to inform the record agents for Policyholders of the Active Policies about the Novation.

Section 5.    NYDFS Approval

5.1    The Parties recognize and acknowledge that the transactions contemplated by this Agreement have been submitted for review and have been approved by the Department in connection with a change of control of AutoOne pursuant to the Stock Purchase Agreement. The Parties shall implement this Agreement and the Novation consistently with said approval.

Section 6.    Release and Hold Harmless

6.1    Subject to the timely receipt in full of the Premium, as of the Novation Date AutoOne hereby irrevocably releases and forever discharges Interboro, its shareholders, officers, committees, employees, agents, administrators, heirs, successors and assigns of any of them (the “Interboro Releasees”), from any and all claims, demands, suits, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, extents, proceedings, executions, claims or demands of whatever kind or nature (collectively “Subject Claims”), in law, admiralty, or equity, which AutoOne, its successors, and assigns, had, now have, or hereafter can, shall or may in the future have, with respect to the Novated Policies.

6.2    AutoOne shall indemnify and hold the Interboro Releasees harmless from and against, and shall pay and reimburse each of them for, any and losses that may be asserted against, or paid, suffered, imposed upon or incurred by any Interboro Releasee arising under or in connection with of any claims, demands, actions and proceedings, including reasonable attorneys’ fees, arising under or in connection with the Policies.

6.3    Interboro shall indemnify and hold AutoOne, its shareholders, officers, committees, employees, agents, administrators, heirs, successors and assigns of any of them (the “AutoOne Releasees”), harmless from and against, and shall pay and reimburse each of them for, any and losses that may be asserted against, or paid, suffered, imposed upon or incurred by any AutoOne Releasee arising under or in connection with of any claims, demands, actions and proceedings, including reasonable attorneys’ fees, arising under or in connection with all Subject Claims.

6.4    For the avoidance of doubt, no indemnity obligation contained in this Agreement shall in any way be limited by Section 7.4 of the Stock Purchase Agreement.

Section 7.    Parent Guaranty

7.1    Limited Guaranty. To induce Interboro to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to Interboro, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of any reimbursement and/or indemnification obligations that may arise pursuant to Section 6.1 of this Agreement (the “Guaranteed Obligations”). Interboro hereby agrees that in no event shall Parent be required to pay any amount to Interboro under, in respect of, or in connection with this Agreement or the transactions contemplated hereby other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
7.2    Nature of Guaranty. Interboro shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or AutoOne become subject to a bankruptcy, reorganization or similar proceeding, and the failure of Interboro to so file shall not affect Parent's obligations hereunder. In the event that any payment to Interboro in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Parent shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Agreement is an unconditional guarantee of payment and not of collection.
7.3    Changes in Obligations. Parent agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay of Purchaser or Interboro to assert any claim or demand or to enforce any right or remedy available under the Stock Purchase Agreement; (b) any change in the time, place or manner of payment of the Guaranteed Obligations; (c) the addition, substitution or release of any person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Agreement or any related agreement or document; (d) any change in

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the corporate existence, structure or ownership of Parent or AutoOne or any other person now or hereafter liable with respect to the Guaranteed Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or AutoOne or any other person now or hereafter liable with respect to the Guaranteed Obligations; (f) the existence of any claim, set-off or other right which Parent may have at any time against Interboro or its affiliates, whether in connection with the Guaranteed Obligations or otherwise; or (g) the adequacy of any other means Interboro may have of obtaining payment of the Guaranteed Obligations.
7.4    Certain Waivers.

(a)    To the fullest extent permitted by Applicable Law, Parent hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Interboro.

(b)    Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

Section 8.    Calculation of Assumed Liabilities

8.1    AutoOne shall hereafter maintain reserves with respect to the Policies in accordance with all requirements of statutory accounting principles prescribed or permitted for automotive insurance companies by the Department.

Section 9.    Representations and Warranties of Interboro

9.1    Interboro is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

9.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on Interboro, or any of its property or assets.
9.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by Interboro have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

9.4    This Agreement constitutes a legal, valid and binding obligation of Interboro, enforceable against Interboro in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

9.5    Interboro has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

9.6    Interboro has not transferred or assigned to any third party any of its rights or interests in or to the Policies or any collateral held in respect of either.

9.7    To the best of Interboro’s knowledge as of the Effective Date, Interboro is not aware of any claim made under, or litigation with respect to, any of the Policies which contains a material claim for bad faith damages, punitive damages, extra- contractual liabilities, liabilities in excess of Policy limits or other similar claim, which has not been fully and finally resolved and settled as of the Effective Date.
9.8    Annex I attached hereto sets forth a true and correct listing of all Policies and the assets and liabilities related thereto, including, but not limited to, unearned premium reserves, loss reserves, deferred acquisition costs, advance premiums, premiums receivable, deferred tax assets/liabilities, reinsurance receivable/payable, equity in insurance pools or underwriting associations, premium taxes payable, commissions payable, return premium obligations for canceled policies and any other asset or liability directly connected to the servicing, administration and claims of the Policies.

Section 10.    Representations and Warranties of AutoOne

10.1    AutoOne is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

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10.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of AutoOne’s charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on AutoOne or any of its property or assets.

10.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by AutoOne have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

10.4    This Agreement constitutes a legal, valid and binding obligation of AutoOne, enforceable against AutoOne in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).
10.5    AutoOne has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

Section 11.    Representations and Warranties of Parent

11.1    Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

11.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on Parent, or any of its property or assets.

11.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

11.4    This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

11.5    Parent has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

11.6    Parent has the financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for Parent to fulfill its obligations under this Agreement shall be available to Parent (or any assignee or successor thereof) for so long as this Agreement shall remain in effect in accordance with the terms hereof.

Section 12.    Miscellaneous

12.1    All notices, requests, consents, waivers, demands and other communications under this Agreement shall be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses, emails or facsimiles (or at such other addresses or facsimile for a Party as shall be specified by the notice given in accordance with this Section 12.1):

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If to Interboro:

c/o United Insurance Holdings Corp.
360 Central Ave., Suite 900
St. Petersburg, Florida 33701
Facsimile: (727) 280-4168
E-mail: ksalmon@upcinsurance.com
Attention: Kimberly A. Salmon, General
Counsel & Chief Legal Officer

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 872-9815
E-mail: patrick.dugan@squirepb.com
Attention: Patrick J. Dugan

If to Parent:

c/o Northwood Ventures LLC
485 Underhill Boulevard, Suite 205
Syosset, New York 11791
Email: pschiff@northwoodventures.com
Attention: Peter Schiff

With a copy (which shall not constitute notice) to:

James V. Hatem, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110-2131
Facsimile: (866) 947-0952

If to AutoOne:

AutoOne Insurance Company
155 Mineola Blvd.
Mineola, NY 11501
Attn:    David Nichols, President and CEO
Fax:     (516) 248-5066
Email:

With a copy (which shall not constitute notice) to:

James V. Hatem, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110-2131
Facsimile: (866) 947-0952
Email: jhatem@nixonpeabody.com

12.2    This Agreement supersedes all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and constitutes the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

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12.3    Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so shall be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns.

12.4    In the event that any provision of this Agreement shall be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforcement of the remaining portions of this Agreement.

12.5    This Agreement may be not modified or otherwise amended, and the observance of any term of this Agreement may not be waived, unless such modification, amendment or waiver is in writing and signed by the Parties.

12.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

12.7    This Agreement may be executed in any number of counter parts, each of which when so executed and delivered shall constitute but one and the same instrument.

12.8    Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

12.9    Each Party hereto shall cooperate fully with the other parties using reasonable commercial efforts in light of each Party’s circumstances in order to accomplish the objectives of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be signed by duly authorized officers as of the date first above written.

INTERBORO INSURANCE COMPANY

By:    ____________________________________
Name:
Title:

AUTOONE INSURANCE COMPANY

By:    ____________________________________
Name:
Title:

INTERBORO LLC

By:    ____________________________________
Name:
Title:

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Exhibit A
notice of transfer of insurance
[date]
important: this notice affects your contract rights.
please read it carefully.

Re:	[policy number/identifier]
Dear Policyholder:
This notice is to inform you that Interboro Insurance Company (“Interboro”) has agreed to the transfer of insurance coverage by novation of your policy to AutoOne Insurance Company (“AutoOne”), effective as of [_______________] NTD: To be discussed with the Department. (the “Novation Date”). This means that AutoOne will be designated the successor in interest to, and substituted in the place of, Interboro as if AutoOne were the original insurer. As of the Novation Date, AutoOne will be the sole insurer with respect to your insurance coverage, and AutoOne will have direct responsibility to you for the payment of all claims and all other policy obligations. Interboro will then no longer have any obligations to you under your policy. This will be reflected in communications to you regarding your coverage, including communications relating to premium payments and claims submissions, which will identify AutoOne as your insurer.
More information is available here: [website].

accepting the transfer
If we do not receive a written rejection from you within [30] NTD: To be discussed with the Department. days, you will be deemed to have consented to the novation and transfer described above. Paying any future premiums to AutoOne and lack of rejection, or requesting that AutoOne process, adjust, or pay any claim under your policy, will also be considered consent.

rejecting the transfer
You may reject the transfer of your insurance coverage to AutoOne. If you do not want your coverage transferred, you must notify us in writing within 30 days of the date of this Notice by checking the appropriate box on the enclosed pre-addressed, postage-paid card and signing and returning it to us, or by writing to us at: AutoOne Insurance Company, 155 Mineola Blvd., Mineola, NY 11501. If you reject the transfer, the obligations and liabilities under your coverage will remain with Interboro. However, Interboro will use the services of AutoOne to administer your policy and coverage, and Interboro will not continue to market or sell automotive insurance policies.

RESPONSE CARD

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I reject the transfer of my insurance coverage and policy from Interboro Insurance Company to AutoOne Insurance Company.

(Signature)	(Date)

Print Name:

Street Address:

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ANNEX I

POLICY INFORMATION

[see attached]

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EXHIBIT D

NOVATION AND ASSUMPTION AGREEMENT

This NOVATION AND ASSUMPTION AGREEMENT (“Agreement”), effective as of [________], 2015 (the “Effective Date”), is by and among Maidstone Insurance Company, a New York domiciled insurance company (“Maidstone”), Interboro Insurance Company, a New York domiciled insurance company (“Interboro”), and United Insurance Holdings Corp., a Delaware corporation (“Parent”). Maidstone, Interboro and Parent are each a “Party” to this Agreement, and collectively they are referred to herein as the “Parties”.

WHEREAS, Parent entered into a Stock Purchase Agreement with Interboro LLC, a Delaware limited liability company (“Seller”), dated September 26, 2015 (the “Stock Purchase Agreement”), pursuant to which Parent will acquire all of the outstanding common stock of Interboro;

WHEREAS, Maidstone, an indirect subsidiary of Seller, is entering into this Agreement in accordance with the terms of the Stock Purchase Agreement;

WHEREAS, Maidstone has issued certain homeowners insurance policies, itemized in accordance with Section 3.4 of this Agreement; all such Maidstone policies, including all declarations, amendments and endorsements thereto, if any, are referred to herein as the “Policies”; all those Policies that are in force or bound on the Effective Date are referred to as the “Active Policies”; and all those Policies that, as of any date before the Effective Date, lapsed, expired, or were canceled or surrendered are referred to as the “Expired Policies”; and

WHEREAS, in consideration of Maidstone’s payment of the Premium (as defined below), and its assignment of all rights to future policyholder premiums for the Policies to Interboro, the Parties have agreed to transfer all liability with respect to the Policies to Interboro, and to novate the Active Policies by substituting Interboro for Maidstone as insurer thereunder, such that, as of the Effective Date, Interboro will (a) assume all of Maidstone’s interests, rights, duties, obligations, and liabilities under the Active Policies, and (b) reinsure one hundred percent (100%) of Maidstone’s risks, liabilities and obligations under the Expired Policies and the Opt-Out Policies (as defined below).

NOW, THEREFORE, for and in consideration of the premises and/or other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound in contract, hereby agree as follows:

Section 1.Novation and Assumption

1.1    Excepting only those Active Policies for which the Policyholder (as defined below) effectively rejects the transfer and novation as provided elsewhere herein (such rejected Policies, the “Opt-Out Policies”), this Agreement is intended to effect a novation of all Active Policies (such novated Active Policies, the “Novated Policies”), and of Maidstone’s rights and obligations thereunder and Interboro’s concurrent succeeding to such rights and assuming such obligations (the “Novation”). The effective date of the Novation, to be specified in the Policyholder notices sent pursuant to Section 3.1, is referred to herein as the “Novation Date.” The Parties shall cooperate and exercise their reasonable efforts to cause the Novation Date to coincide with the Effective Date.

1.2    As of the Novation Date, Interboro hereby irrevocably assumes as exclusive liabilities and obligations of Interboro to the policyholders, all interests, rights, privileges, duties, obligations, defenses and Policy Liabilities (as defined below) of Maidstone under the Novated Policies and hereby agrees to pay, perform and discharge such duties, obligations, and Policy Liabilities as and when due in accordance with the terms and subject to the conditions and exclusions of the Novated Policies.

1.3    As of the Novation Date, Maidstone hereby irrevocably assigns to Interboro all of Maidstone’s rights, title, and interest in, to and under the Novated Policies, including without limitation Policyholder receivables and all recoveries and recoverables related to the Novated Policies, existing as of or arising on or after the Novation Date, and/or under applicable law together with all books, records, files, data, renewal information, underwriting information, claim information and any other relevant data or records related to such Novated Policies (the “Records”).

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1.4    Interboro is hereby irrevocably designated the successor to Maidstone under the Novated Policies as if such Novated Policies, from and after the Novation Date, were direct obligations of Interboro. Interboro substitutes itself as of the Novation Date in the place and stead of Maidstone as if named in the Novated Policies in place of Maidstone.

1.5    As of the Effective Date, Maidstone hereby cedes to Interboro, and Interboro hereby assumes and reinsures from Maidstone, one hundred percent (100%) of Maidstone’s Policy Liabilities under the Expired Policies and the Opt-Out Policies.

1.6    Interboro shall have the full benefit of any and all defenses, setoffs and counterclaims to which Maidstone would be entitled with respect to any of the Policy Liabilities, it being expressly understood and agreed by the Parties that no such defenses, setoffs or counterclaims are waived or relinquished by execution of this Agreement or consummation of the transactions contemplated hereunder and that, as of the Effective Date, Interboro shall be fully subrogated to all such defenses, setoffs and counterclaims.

1.7    Subject to Section 6.3 and Section 6.4 of this Agreement, Interboro will be responsible for handing, adjusting and paying, as and when due, claims for losses covered and payable under the Policies. Maidstone shall be responsible for notifying Interboro in writing of any claim received or the commencement of any legal proceedings against Maidstone with respect to such claim within five (5) business days. From and after the Effective Date, Interboro shall have the exclusive right to conduct and control the defense of any claim for loss or benefits under the Policies, regardless of the date of occurrence or claim report, and to settle all such claims. All adjustments, payments, and settlements by Interboro of claims and losses under the Policies shall be binding on Maidstone.

The term “Policy Liabilities” shall mean the gross liability of Maidstone for losses arising from or related to the Policies (excluding liabilities to the extent paid or otherwise discharged by Maidstone prior to the Effective Date) before deduction for all applicable cessions, if any, under any reinsurance agreements. Policy Liabilities shall also include the following if not paid or otherwise discharged by Maidstone prior to the Effective Date):
(a)all liability for premium taxes on premiums arising from or related to the Policies, received by Maidstone on or after the Effective Date and actually remitted to Interboro;

(b)all liability in connection with the participation by Maidstone, whether involuntary or voluntary, in any guaranty fund, assigned risk plan or other government mandated programs or associations of any kind established or governed by the state of Maidstone’s domicile or any other state or jurisdiction, which participation is based on premiums arising under the Policies, received by Maidstone on or after the Effective Date and actually remitted to Interboro;

(c)all liability for any assessments, residual market loads or similar charges, whether based on losses, premiums or otherwise, arising from or related to the Policies which become payable on or after the Effective Date;

(d)all liability for returns or refunds of premiums arising from or related to the Policies which become payable on or after the Effective Date;

(e)all liability for any fees of third party administrators of the Policies which become payable for services first rendered on or after the Effective Date;

(f)all liability (to the extent permitted by law) for consequential, exemplary, punitive or similar damages which arise from or relate to any alleged or actual act, error or omission by Maidstone, whether intentional or otherwise, or from any reckless conduct or bad faith by Maidstone in connection with the handling or settlement of any claim under any of the Policies or in connection with the preparation, issuance, delivery or cancellation of any of the Policies; and

(g)all liability for payments for any loss not covered under the written terms of a Policy, including any commercial accommodations.

Section 2.Premium

2.1    Maidstone shall pay Interboro a premium in the amount of $[___________] in cash (the “Premium”), which is an amount equal to the net statutory reserves (net of third party reinsurance and any receivables from involuntary pools or associations) of Maidstone with respect to the Policies, including loss reserves (including case reserves and reserves for losses incurred but not reported), loss adjustment expense reserves, and unearned premium reserves, calculated as of the Effective Date in accordance with statutory accounting principles. Maidstone hereby represents and warrants that all such reserves are in

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accordance with statutory accounting principles, applied on a consistent basis, and were determined using generally accepted actuarial standards consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant practices prescribed or permitted by the Department.

2.2    Within 60 days after the Effective Date, the Parties will perform a true-up of the Premium to account for any differences between estimates used at the Effective Date and the actual balances at such date, including without limitation to adjust for any difference between the Effective Date and Novation Date.

2.3    Payment of the Premium shall be made by wire transfer of immediately available funds to an account of Interboro designated in writing to Maidstone by Interboro on the Effective Date. Interboro’s receipt of the full amount of the Premium shall be a condition precedent to Interboro being liable under the Policies and to perform its obligations under this Agreement.

2.4    On the Novation Date, Interboro will place an amount equal to 110% of the unearned premium and loss (including incurred but not reported losses) and loss adjustment expense reserve balances related to the Policies into a Regulation 114 trust account with a commercial bank reasonably acceptable to Maidstone for the benefit of Maidstone (“Collateral”). Interboro shall be required at all times to maintain collateral equal to 110% of the unearned premium and loss (including incurred but not reported losses) and loss adjustment expense reserve balances of the Policies. Interboro shall in good faith determine the amount of Collateral required every fiscal quarter and shall ensure that the loss (including incurred but not reported loss) and loss adjustment expense reserves used to calculate such Collateral requirements (i) have been prepared in accordance with the statutory accounting practices prescribed or permitted by the Department (as defined below), applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate governmental authority and (ii) were determined using generally accepted actuarial principles consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant regulatory policy.

2.5    For the avoidance of doubt, Interboro’s aggregate liability for the Policies is not limited to the amount of Collateral in place at any time. Such Collateral is only meant to secure Interboro’s obligations under Sections 1.2 and 1.5.

Section 3.Notice to Policyholders and Other Procedures

3.1    As soon as practicable after the Effective Date, Maidstone and Interboro shall jointly send written notice to each policyholder (the “Policyholder”) with respect to the Active Policies, informing those Policyholders of the novation of the Active Policies, their assignment and transfer to Interboro, the assumption of the obligations under the Active Policies by Interboro, and the resulting release of Maidstone, subject only to timely rejection of the novation of a given Active Policy by its Policyholder, and providing information regarding where to send premium payments and how to contact Interboro, substantially in the form of Exhibit A attached hereto, or such other form approved or permitted by the New York State Department of Financial Services (“Department”). Maidstone and Interboro may elect to send a similar follow-up or reminder notice.

3.2    Upon expiration of the notice period, or after any other indication of consent or lack of objection to the novation, as to any Active Policy, Interboro may send a suitable endorsement to that Policy’s Policyholder, in substance substituting Interboro as the insurer under that Policy, in a form approved or permitted by the Department.

3.3    If it has not already done so sooner, immediately after executing this Agreement, Maidstone shall deliver, to each of its reinsurers that reinsures any coverage or risk under the Policies or any of them, any notice and any other information regarding this Agreement and the transactions for which it provides that the governing reinsurance agreement requires or the reinsurer thereunder reasonably requests, and shall immediately request any consent or approval required thereunder, all such consents and approvals to be effective no later than as of the Effective Date. Maidstone hereby represents and warrants that no such reinsurance agreement prohibits the Novation, assumption, reinsurance, or other arrangement provided for herein, andthat all coverage and recoverables under all such reinsurance agreements will remain valid and in full force and effect notwithstanding the transactions for which this Agreement provides.

3.4    Maidstone represents and warrants that it has delivered to Interboro a complete and accurate itemization of and data about the Policies, in such detail and format as reasonably Interboro reasonably requests. The Expired Policies so itemized and subject to this Agreement shall include only those Expired Policies as to which, at the Effective Date, Maidstone carries any reserve, or under which there then is, or later comes to be, a reported or open claim, a coverage dispute, or any pending or expressly threatened litigation, or as to which there then is or later comes to be any other known contingent or additional liability. No later than the Effective Date, Maidstone shall deliver to Interboro the originals or complete copies of all of its Records concerning the Policies, in form and format to which the parties agree. The Parties shall cooperate diligently and in good faith to effectuate

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a prompt and smooth transition of servicing of all Policies, including policy administration and claims handling and payment as appropriate.

3.5    From and after the Effective Date, Maidstone shall have no authority to take any action with respect to the Policies, and shall not do so or purport to do so, except at the express prior consent, request, or direction of Interboro. Maidstone shall promptly remit to Interboro, in full and without deduction or setoff, any and all premiums or other consideration it receives or collects respecting the Policies, and all recoveries thereon by way of subrogation, reinsurance, or otherwise, and shall refer and forward to Interboro, in such means and manner as Interboro reasonably requests, all communications regarding any of the Policies, whether from Policyholders, producers, claimants, adjusters, regulators, lawyers for any of them, or other persons.

Section 4.Policy Administration

4.1    From and after the Effective Date, or as soon practicable thereafter as the Parties, exercising their reasonable efforts and deliberate speed, can achieve, Interboro shall assume and perform, at its expense, all duties and responsibilities for administering and servicing the Policies, including without limitation: handling communications with Policyholders, other claimants, producers, and their representatives; processing, adjusting, settling and paying claims; amendments and endorsements to and cancellations or renewals of Policies; and supervising and controlling defense and settlement of any legal proceedings or other dispute resolution procedures respecting claims or other litigation or disputes relating to any Policies. Maidstone shall cooperate upon Interboro’s reasonable request in all such matters.

4.2    Maidstone shall promptly deliver to Interboro, in such manner and place as it specifies from time to time, all communications relating to any Policy or this Agreement (and not exclusively concerning a matter for which Interboro can have no responsibility or liability), and any and all payments, compensation, or recoveries in respect of any Policy, received from Policyholders, claimants, producers, reinsurers regulatory authorities, and any other person.

4.3    Before the Effective Date, Maidstone shall furnish to Parent and Interboro copies of any contracts for policies or claims servicing or handling relating to any of the Policies. As of the Effective Date, except as Parent otherwise instructs or permits in writing, Maidstone at it expense shall terminate all such agreements at they relate to the Policies (but not so far as such an agreement relates to business of Maidstone apart from the Policies). At the request of Parent or Interboro, Maidstone shall use its reasonable efforts to assign to Interboro, as of the Effective Date, any such agreement as it relates to some or all Policies.

4.4    From and after the Effective Date, Interboro shall periodically furnish loss runs and other usual reports and data relating to the claims and losses and any other relevant activity under the Expired Policies and the Opt-Out Policies. Interboro and Maidstone shall cooperate and consult in good faith in deciding the frequency, form, and content of such reports, so that both can maintain appropriate books, records and accounts and can prepare and, as needed, file financial statements and furnish needed data and records to their accountants, auditors, and regulators. Similarly the Parties shall cooperate in good faith so that Maidstone can and will submit all required data and reports to its reinsurers that reinsure any risks under any Policies and so that Maidstone and Interboro can seek and obtain all proper recoveries thereunder.

4.5    In event of any regulatory examination, or governmental inquiry or investigation, or any legal proceeding relating to this Agreement, the transactions it contemplates, or any of the Policies, the Parties shall cooperate, each at its own expense and in consultation with its own counsel and other advisors, in a manner that will enable the Party that is subject to such process or proceeding to respond appropriately to requests, demands or legal process calling for access to or production of information or documents, but this provision shall in no event obligate any party to waive or relinquish any evidentiary privilege or other legal or equitable right or remedy.

4.6    Maidstone or its representatives, upon one (1) business day’s advance written notice, shall be entitled to access, review, or audit, at Maidstone’s sole expense, the relevant books and records of Interboro relating to the Policies during normal business hours. To the extent necessary to carry out the terms of this Agreement, Interboro, at its sole expense, shall be entitled to access and review of Maidstone’s records as they pertain to the Policies.

4.7    For so long as Interboro is liable under any of the Novated Policies, it shall remain duly licensed and authorized as an admitted insurer to transact property and casualty insurance business in the State of New York and to transact the lines of insurance applicable to the Novated Policies, and remain in compliance with New York law, rules, and regulations governing its insurance business, and with this Agreement. If Interboro becomes subject to any regulatory discipline, financial impairment or insolvency issues, Interboro shall promptly so inform Maidstone.

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4.8    As Interboro will become the insurer under all Novated Policies, from and after the Novation Date it shall be solely responsible, as to the Novated Policies, for rates and forms (including without limitations all needed filings and approvals thereof), and for any and all cancellations, renewals, extensions, amendments, and endorsements, and all offers of renewal or replacement policies shall be on Interboro’s policy forms and rates then in use for the purpose. As Maidstone will remain the insurer under all other Policies, including specifically the Opt-out Policies, Maidstone’s currently approved and in use rates and forms will continue to be used for such Policies. So far as applicable law and the terms of Opt-out Policies permit, in connection with scheduled expiration of any Opt-out Policy, or as and when requested or allowed by its applicable Policyholder or an agent of record therefor, Interboro shall offer to renew or replace an Opt-out Policy with an Interboro policy using its forms and rates then in effect.

4.9    At the request of Interboro, Maidstone will exercise reasonable efforts to assign to Interboro any producer contract in effect on the Effective Date and relating to any of the Policies. Promptly after the Effective Date, Maidstone and Interboro will cooperate to inform the record agents for Policyholders of the Active Policies about the Novation.

Section 5.NYDFS Approval

5.1    The Parties recognize and acknowledge that the transactions contemplated by this Agreement have been submitted for review and have been approved by the Department in connection with a change of control of Interboro pursuant to the Stock Purchase Agreement. The Parties shall implement this Agreement and the Novation consistently with said approval.

Section 6.Release and Hold Harmless

6.1    Subject to Section 6.3 of this Agreement and the timely receipt in full of the Premium, as of the Novation Date Interboro hereby irrevocably releases and forever discharges Maidstone, its shareholders, officers, committees, employees, agents, administrators, heirs, successors and assigns of any of them (the “Maidstone Releasees”), from any and all claims, demands, suits, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, extents, proceedings, executions, claims or demands of whatever kind or nature (collectively “Subject Claims”), in law, admiralty, or equity, which Interboro, its successors, and assigns, had, now have, or hereafter can, shall or may in the future have, with respect to the Novated Policies.

6.2    Subject to Section 6.3 of this Agreement, Interboro shall indemnify and hold the Maidstone Releasees harmless from and against, and shall pay and reimburse each of them for, any and losses that may be asserted against, or paid, suffered, imposed upon or incurred by any Maidstone Releasee arising under or in connection with of any claims, demands, actions and proceedings, including reasonable attorneys’ fees, arising under or in connection with the Policies.

6.3    Sections 6.1 and 6.2 shall not apply to any Subject Claim or any other claim, demand, action, or proceeding that comprises, arises from, or is based on a Subject Claim or other liability, obligation, or loss that (a) arose or is based on events or circumstances occurring prior to the Effective Date, or as to the Novated Policies the Novation Date, and (b) is not adequately reserved for as part of the Premium, and (c) has not previously been disclosed to Interboro in writing, with specificity prior to the date of this Agreement.

6.4    Maidstone shall indemnify and hold Interboro, its shareholders, officers, committees, employees, agents, administrators, heirs, successors and assigns of any of them (the “Interboro Releasees”), harmless from and against, and shall pay and reimburse each of them for, any and losses that may be asserted against, or paid, suffered, imposed upon or incurred by any Interboro Releasee arising under or in connection with of any claims, demands, actions and proceedings, including reasonable attorneys’ fees, arising under or in connection with all Subject Claims and other claims, demands, actions and proceedings that are within the scope of Section 6.3.

6.5    For the avoidance of doubt, no indemnity obligation contained in this Agreement shall in any way be limited by Section 7.4 of the Stock Purchase Agreement.

Section 7.Parent Guaranty

7.1    Limited Guaranty. To induce Maidstone to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to Maidstone, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of any reimbursement and/or indemnification obligations that may arise pursuant to Section 6.1 of this Agreement (the “Guaranteed Obligations”). Maidstone hereby agrees that in no event shall Parent be required to pay any amount to Maidstone under, in respect of, or in connection with this Agreement or the transactions contemplated hereby

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other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
7.2    Nature of Guaranty. Maidstone shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Interboro become subject to a bankruptcy, reorganization or similar proceeding, and the failure of Maidstone to so file shall not affect Parent's obligations hereunder. In the event that any payment to Maidstone in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Parent shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Agreement is an unconditional guarantee of payment and not of collection.
7.3    Changes in Obligations. Parent agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay of Seller or Maidstone to assert any claim or demand or to enforce any right or remedy available under the Stock Purchase Agreement; (b) any change in the time, place or manner of payment of the Guaranteed Obligations; (c) the addition, substitution or release of any person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Agreement or any related agreement or document; (d) any change in the corporate existence, structure or ownership of Parent or Interboro or any other person now or hereafter liable with respect to the Guaranteed Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Interboro or any other person now or hereafter liable with respect to the Guaranteed Obligations; (f) the existence of any claim, set-off or other right which Parent may have at any time against Maidstone or its affiliates, whether in connection with the Guaranteed Obligations or otherwise; or (g) the adequacy of any other means Maidstone may have of obtaining payment of the Guaranteed Obligations.

7.4    Certain Waivers.

(a)To the fullest extent permitted by Applicable Law, Parent hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Maidstone.

(b)Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

Section 8.Calculation of Assumed Liabilities

8.1    Interboro shall hereafter maintain reserves with respect to the Policies in accordance with all requirements of statutory accounting principles prescribed or permitted for homeowners insurance companies by the Department.

Section 9.Representations and Warranties of Maidstone

9.1    Maidstone is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

9.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on Maidstone, or any of its property or assets.

9.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by Maidstone have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

9.4    This Agreement constitutes a legal, valid and binding obligation of Maidstone, enforceable against Maidstone in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).
9.5    Maidstone has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

9.6    Maidstone has not transferred or assigned to any third party any of its rights or interests in or to the Policies or any collateral held in respect of either.

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9.7    To the best of Maidstone’s knowledge as of the Effective Date, Maidstone is not aware of any claim made under, or litigation with respect to, any of the Policies which contains a material claim for bad faith damages, punitive damages, extra- contractual liabilities, liabilities in excess of Policy limits or other similar claim, which has not been fully and finally resolved and settled as of the Effective Date.
9.8    Annex I attached hereto sets forth a true and correct listing of all Policies and the assets and liabilities related thereto, including, but not limited to, unearned premium reserves, loss reserves, deferred acquisition costs, advance premiums, premiums receivable, deferred tax assets/liabilities, reinsurance receivable/payable, equity in insurance pools or underwriting associations, premium taxes payable, commissions payable, return premium obligations for canceled policies and any other asset or liability directly connected to the servicing, administration and claims of the Policies.

Section 10.Representations and Warranties of Interboro

10.1    Interboro is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

10.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of Interboro’s charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on Interboro or any of its property or assets.

10.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by Interboro have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

10.4    This Agreement constitutes a legal, valid and binding obligation of Interboro, enforceable against Interboro in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

10.5    Interboro has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

Section 11.Representations and Warranties of Parent

11.1    Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

11.2    The execution, delivery and performance of this Agreement have been authorized by all necessary action and do not contravene any provision of charter, partnership agreement, operating agreement or similar organization documents or any applicable law binding on Parent, or any of its property or assets.

11.3    All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

11.4    This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability regarding to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

11.5    Parent has no obligation to pay any fee, commission, expense or other amount to any intermediary or broker in connection with this Agreement.

11.6    Parent has the financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for Parent to fulfill its obligations under this Agreement shall be available to Parent (or any assignee or successor thereof) for so long as this Agreement shall remain in effect in accordance with the terms hereof.

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Section 12.Miscellaneous

12.1    All notices, requests, consents, waivers, demands and other communications under this Agreement shall be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses, emails or facsimiles (or at such other addresses or facsimile for a Party as shall be specified by the notice given in accordance with this Section 12.1):

If to Maidstone:

Maidstone Insurance Company
155 Mineola Blvd.
Mineola, NY 11501
Attn:    David Nichols, President and CEO
Fax:     (516) 248-5066
Email:

With a copy (which shall not constitute notice) to:

James V. Hatem, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110-2131
Facsimile: (866) 947-0952
Email: jhatem@nixonpeabody.com

If to Parent:

United Insurance Holdings Corp.
360 Central Ave., Suite 900
St. Petersburg, Florida 33701
Facsimile: (727) 280-4168
E-mail: ksalmon@upcinsurance.com
Attention: Kimberly A. Salmon, General
Counsel & Chief Legal Officer

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 872-9815
E-mail: patrick.dugan@squirepb.com
Attention: Patrick J. Dugan

If to Interboro:

c/o United Insurance Holdings Corp.
360 Central Ave., Suite 900
St. Petersburg, Florida 33701
Facsimile: (727) 280-4168
E-mail: ksalmon@upcinsurance.com
Attention: Kimberly A. Salmon, General
Counsel & Chief Legal Officer

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With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 872-9815
E-mail: patrick.dugan@squirepb.com
Attention: Patrick J. Dugan

12.2    This Agreement supersedes all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and constitutes the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

12.3    Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so shall be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns.

12.4    In the event that any provision of this Agreement shall be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforcement of the remaining portions of this Agreement.

12.5    This Agreement may be not modified or otherwise amended, and the observance of any term of this Agreement may not be waived, unless such modification, amendment or waiver is in writing and signed by the Parties.

12.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

12.7    This Agreement may be executed in any number of counter parts, each of which when so executed and delivered shall constitute but one and the same instrument.

12.8    Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
12.9    Each Party hereto shall cooperate fully with the other parties using reasonable commercial efforts in light of each Party’s circumstances in order to accomplish the objectives of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be signed by duly authorized officers as of the date first above written.

MAIDSTONE INSURANCE COMPANY

By:    _________________________________
Name:
Title:

INTERBORO INSURANCE COMPANY

By:    _________________________________
Name:
Title:

UNITED INSURANCE HOLDINGS CORP.

By:    __________________________________
Name:
Title:

.

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Exhibit A
notice of transfer of insurance
[date]
important: this notice affects your contract rights.
please read it carefully.

Re:	[policy number/identifier]
Dear Policyholder:
This notice is to inform you that Maidstone Insurance Company (“Maidstone”) has agreed to the transfer of insurance coverage by novation of your policy to [Interboro Insurance Company] NTD: UPC to confirm if name will be changed post-closing. (“Interboro”), effective as of [_______________] NTD: To be discussed with the Department. (the “Novation Date”). This means that Interboro will be designated the successor in interest to, and substituted in the place of, Maidstone as if Interboro were the original insurer. As of the Novation Date, Interboro will be the sole insurer with respect to your insurance coverage, and Interboro will have direct responsibility to you for the payment of all claims and all other policy obligations. Maidstone will then no longer have any obligations to you under your policy. This will be reflected in communications to you regarding your coverage, including communications relating to premium payments and claims submissions, which will identify Interboro as your insurer.
More information is available here: [website].

accepting the transfer
If we do not receive a written rejection from you within [30] NTD: To be discussed with the Department. days, you will be deemed to have consented to the novation and transfer described above. Paying any future premiums to Interboro and lack of rejection, or requesting that Interboro process, adjust, or pay any claim under your policy, will also be considered consent.

rejecting the transfer
You may reject the transfer of your insurance coverage to Interboro. If you do not want your coverage transferred, you must notify us in writing within 30 days of the date of this Notice by checking the appropriate box on the enclosed pre-addressed, postage-paid card and signing and returning it to us, or by writing to us at: Interboro Insurance Company, 155 Mineola Blvd., Mineola, NY 11501. If you reject the transfer, the obligations and liabilities under your coverage will remain with Maidstone. However, Maidstone will use the services of Interboro to administer your policy and coverage, and Maidstone will not continue to market or sell homeowners insurance policies.

RESPONSE CARD

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I reject the transfer of my insurance coverage and policy from Maidstone Insurance Company to Interboro Insurance Company.

(Signature)	(Date)

Print Name:

Street Address:

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ANNEX I

POLICY INFORMATION

[see attached]

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